Exhibit 10.1

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 16, 2006

among

MERITAGE HOMES CORPORATION,
as the Borrower,

GUARANTY BANK
as Administrative Agent and Swing Line Lender,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

WACHOVIA BANK, NATIONAL ASSOCIATION and BANK OF AMERICA, N.A.,

as Co-Documentation Agents,

U. S. BANK NATIONAL ASSOCIATION,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

CITICORP NORTH AMERICA, INC.,

DEUTSCHE BANK TRUST COMPANY AMERICAS and UBS SECURITIES LLC,

as Managing Agents,

PNC BANK, NATIONAL ASSOCIATION and SUNTRUST BANK,

as Co-Agents,

and

The Other Lenders Party Hereto

GUARANTY BANK,
as Joint Lead Arranger and Book Manager

and

J. P. MORGAN SECURITIES, INC.,

as Joint Lead Arranger

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	31
1.03	Accounting Terms	32
1.04	Rounding	33
1.05	References to Agreements and Laws	33
1.06	Times of Day	33
1.07	Letter of Credit Amounts	33

ARTICLE II.	THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Revolving Loans	34
2.02	Borrowings, Conversions and Continuations of Revolving Loans	34
2.03	Letters of Credit	36
2.04	Swing Line Loans	43
2.05	Prepayments	46
2.06	Termination or Reduction of Commitments	47
2.07	Repayment of Loans	47
2.08	Interest	47
2.09	Fees	48
2.10	Computation of Interest and Fees	48
2.11	Evidence of Debt	49
2.12	Payments Generally	49
2.13	Sharing of Payments	51
2.14	Extension of Scheduled Maturity Date	51
2.15	Increase in Commitments	52

ARTICLE III.	TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes	54
3.02	Illegality	56
3.03	Inability to Determine Rates	56
3.04	Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans	56
3.05	Funding Losses	57
3.06	Matters Applicable to all Requests for Compensation	58
3.07	Survival	58

ARTICLE IV.	CONDITIONS PRECEDENT TO Credit Extensions

4.01	Conditions of Initial Credit Extension	58
4.02	Conditions to all Credit Extensions	60

ARTICLE V.	REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws	60
5.02	Authorization; No Contravention	61
5.03	Governmental Authorization; Other Consents	61
5.04	Binding Effect	61
5.05	Financial Statements; No Material Adverse Effect	61

i

5.06	Litigation	62
5.07	No Default	62
5.08	Ownership of Property; Liens	62
5.09	Environmental Compliance	62
5.10	Insurance	62
5.11	Taxes	62
5.12	ERISA Compliance	63
5.13	Capitalization; Subsidiaries; Joint Ventures	63
5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	64
5.15	Disclosure	64
5.16	Compliance with Laws	64
5.17	Intellectual Property; Licenses, Etc	65
5.18	Solvency	65
5.19	Businesses	65
5.20	Common Enterprise	65

ARTICLE VI.	AFFIRMATIVE COVENANTS

6.01	Financial Statements	66
6.02	Certificates; Other Information	66
6.03	Notices	68
6.04	Payment of Obligations	69
6.05	Preservation of Existence, Etc	69
6.06	Maintenance of Properties	69
6.07	Maintenance of Insurance	69
6.08	Compliance with Laws	69
6.09	Books and Records	69
6.10	Inspection Rights	70
6.11	Use of Proceeds	70
6.12	Additional Guarantors	70

ARTICLE VII.	NEGATIVE COVENANTS

7.01	Liens	71
7.02	Investments	71
7.03	Indebtedness	72
7.04	Fundamental Changes	73
7.05	Dispositions	73
7.06	Restricted Payments	74
7.07	Change in Nature of Business	75
7.08	Transactions with Affiliates	75
7.09	Burdensome Agreements	75
7.10	Use of Proceeds	76
7.11	Financial Covenants	76
7.12	Fiscal Year and Accounting Methods	77
7.13	Amendment and Waivers of Senior Notes	77
7.14	Sale and Leaseback	77

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	77

8.02	Remedies Upon Event of Default	79
8.03	Application of Funds	80

ARTICLE IX.	ADMINISTRATIVE AGENT

9.01	Appointment and Authorization of Administrative Agent	81
9.02	Delegation of Duties	82
9.03	Liability of Administrative Agent	82
9.04	Reliance by Administrative Agent	82
9.05	Notice of Default	83
9.06	Credit Decision; Disclosure of Information by Administrative Agent	83
9.07	Indemnification of Administrative Agent	83
9.08	Administrative Agent in its Individual Capacity	84
9.09	Successor Administrative Agent	84
9.10	Administrative Agent May File Proofs of Claim	85
9.11	Guaranty Matters	86
9.12	Other Agents; Arrangers and Managers	86
9.13	Related Obligations	86

ARTICLE X.	MISCELLANEOUS

10.01	Amendments, Etc	87
10.02	Notices and Other Communications; Facsimile Copies	88
10.03	No Waiver; Cumulative Remedies	90
10.04	Attorney Costs, Expenses and Taxes	91
10.05	Indemnification by the Borrower	91
10.06	Payments Set Aside	92
10.07	Successors and Assigns	93
10.08	Confidentiality	96
10.09	Set-Off	96
10.10	Interest Rate Limitation	97
10.11	Counterparts	97
10.12	Integration	97
10.13	Survival of Representations and Warranties	97
10.14	Severability	98
10.15	Tax Forms	98
10.16	Replacement of Lenders	99
10.17	Governing Law	100
10.18	Waiver of Right to Trial by Jury	100
10.19	ENTIRE AGREEMENT	101
10.20	No Advisory or Fiduciary Responsibility	101
10.21	USA PATRIOT Act Notice	102

SCHEDULES

2.01	Commitments and Pro Rata Shares
2.03	Existing Letters of Credit
5.05	Supplement to Interim Financial Statements
5.05(e)	Off-Balance Sheet Liabilities
5.06	Existing Litigation
5.13	Subsidiaries and Other Equity Investments
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.08	Transactions With Affiliates
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Revolving Loan Notice
B	Swing Line Loan Notice
C	Revolving Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Opinion Matters
H	Borrowing Base Certificate
I	Swing Line Note

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of May 16, 2006, among MERITAGE HOMES CORPORATION, a Maryland corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), GUARANTY BANK, as Administrative Agent and Swing Line Lender, JPMORGAN CHASE BANK, N.A., as Syndication Agent, and WACHOVIA BANK, NATIONAL ASSOCIATION and BANK OF AMERICA, N.A., as Co-Documentation Agents.

The Borrower, various financial institutions and the Administrative Agent (as defined below) are parties to that certain Credit Agreement, dated as of December 12, 2002, as heretofore amended, modified and supplemented from time to time (the “Existing Credit Agreement”).

The parties hereto have agreed, subject to the terms hereof, to amend and restate the Existing Credit Agreement for the purpose of, among other things, (a) increasing the amount of the revolving credit facility to $800,000,000, (b) amending the pricing, certain covenants and various other provisions of the Existing Credit Agreement and (c) revising the composition of the lender group.

The parties hereto intend that this Agreement and the other documents executed in connection herewith not effect a novation of the obligations of the Borrower under the Existing Credit Agreement, but merely effect a restatement and, where applicable, an amendment of the terms governing such obligations.

In consideration of the mutual covenants and agreements herein contained, the Existing Credit Agreement is hereby amended and restated in its entirety, and the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Business” has the meaning specified in Section 1.03(c).

“Acquisition” means the acquisition by any Person of (a) a majority of the Equity Interests of another Person, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a line of business of another Person, in each case (i) whether or not involving a merger or consolidation with such other Person and (ii) whether in one transaction or a series of related transactions.

“Acquisition Consideration” means the consideration given by the Borrower or any of its Subsidiaries for an Acquisition, including but not limited to the sum of (without duplication) (a) the fair market value of any cash, property (including Equity Interests) or services given, plus

(b) the amount of any Indebtedness assumed, incurred or guaranteed (to the extent not otherwise included) in connection with such Acquisition by the Borrower or any of its Subsidiaries.

“Administrative Agent” means Guaranty Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Reply Form” means an Administrative Reply Form in a form supplied by the Administrative Agent.

“Affiliate” means with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the Voting Stock of such Person.

“Agent-Related Persons”  means the Administrative Agent, together with its Affiliates (including, in the case of Guaranty Bank in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Law” means (a) in respect of any Person, all provisions of Laws applicable to such Person, and all orders and decrees of all courts and determinations of arbitrators applicable to such Person and (b) in respect of contracts made or performed in the State of Texas, “Applicable Law” shall also mean the laws of the United States of America, including, without limitation of the foregoing, 12 USC Sections 85 and 86, as amended to the date hereof and as the same may be amended at any time and from time to time hereafter, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the laws of the State of Texas.

“Applicable Rate” means the following percentages per annum:

Pricing Level	Leverage Ratio	Commitment Fee	Eurodollar Rate; all Letters of Credit	Base Rate
1	Greater than 1.75 to 1	0.275%	1.750%	0.250%
2	Greater than 1.50 to 1 but less than or equal to 1.75 to 1	0.275%	1.550%	0.250%
3	Greater than 1.25 to 1 but less than or equal to 1.50 to 1	0.250%	1.350%	0.000%
4	Greater than 1.00 to 1 but less than or equal to 1.25 to 1	0.250%	1.250%	0.000%
5	Less than or equal to 1.00 to 1	0.200%	1.125%	0.000%
6	Less than or equal to 1.00 to 1 and maintenance of Required Debt Rating	0.200%	1.000%	0.000%

Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that (x) if a Compliance Certificate is not delivered when due in accordance with such Section, or (y) there shall occur an Event of Default, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered or such Event of Default shall have occurred, as applicable.  Thereafter, as to clause (x) above only, any decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered.  In addition to the Leverage Ratio required above, in connection with a decrease in the Applicable Rate to Pricing Level 6, such decrease shall occur only if the Borrower shall have and maintain a Debt Rating of at least (i) BBB- by S&P or Fitch and (ii) Baa3 by Moody’s (the “Required Debt Rating”).  Thereafter, if Pricing Level 6 is in effect and a publicly announced downgrade in any Debt Rating to a level below the Required Debt Rating shall occur, the Applicable Rate shall be increased to Pricing Level 5 effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.  Notwithstanding the foregoing, the Applicable Rate in effect from and after the Closing Date through and including the date the Compliance Certificate is delivered pursuant to Section 6.02(b) for the second fiscal quarter of fiscal year 2006 shall be Pricing Level 5.

“Arranger” means Guaranty Bank, in its capacity as joint lead arranger and joint book manager.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Attributable Indebtedness” means on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease

Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease and (c) and in respect of any other Off-Balance Sheet Liabilities, the amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such liabilities were accounted for as a liability of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Auditors” means a “Big 4” Registered Public Accounting Firm or another Registered Public Accounting Firm acceptable to the Required Lenders.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bankruptcy Event” means the commencement of any case under the Bankruptcy Code (Title 11 of the United States Code) or the commencement of any other bankruptcy, reorganization, receivership, or similar proceeding under any federal, state or foreign law or by or against any Person for whom any Loan Party has executed a Springing Guaranty for the benefit of such Person; provided, however, that the filing of an involuntary case against such Person shall only be a Bankruptcy Event if: (i) such involuntary case is filed in whole or in part by a Loan Party, any member in such Person which is an affiliate of a Loan Party, or any other affiliate of a Loan Party, or (ii) if a Loan Party, any member in such Person which is an affiliate of a Loan Party, or any other affiliate of a Loan Party shall in any way induce or participate in the filing, whether directly or indirectly, of an involuntary bankruptcy case against such Person or any other Person, and such involuntary case or proceeding is not dismissed with prejudice within 120 days of the filing thereof.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Guaranty Bank as its “prime rate.”  The “prime rate” is a rate set by Guaranty Bank based upon various factors including Guaranty Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Guaranty Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” means Meritage Homes Corporation, a Maryland corporation.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means with respect to an Inventory Valuation Date for which it is to be determined, an amount equal to the sum (without duplication) of the following assets of each Loan Party (but only to the extent that such assets set forth in subparagraphs (a) through (g) below are not subject to any Liens other than Permitted Liens):

(a)           90% of the Net Book Value of Presold Units;

(b)           80% of the Net Book Value of Eligible Model Units;

(c)           80% of the Net Book Value of Unsold Units Under Construction;

(d)           80% of the Net Book Value of Completed Unsold Units Less Than 18 Months Since Completion;

(e)           70% of the Net Book Value of Finished Lots;

(f)            60% of the Net Book Value Land/Lots Under Development; and

(g)           50% of the Net Book Value of Unimproved Entitled Land;

provided, however, that (i) at no time shall more than 50% of the Borrowing Base be comprised of the items set forth in subparagraphs (e), (f) and (g) above, (ii) at no time shall more than 25% of the Borrowing Base be comprised of the items set forth in subparagraphs (f) and (g) above and (iii) at no time shall the aggregate amount of condominiums exceed 15% of the aggregate number of Units comprising the items set forth in subparagraphs (a), (b), (c) and (d) in the aggregate.

“Borrowing Base Assets” means Presold Units, Eligible Model Units, Unsold Units Under Construction, Completed Unsold Units Less Than 18 Months Since Completion, Finished Lots, Land/Lots Under Development and Unimproved Entitled Land of the Borrower and the Guarantors included in the calculation of the Borrowing Base.

“Borrowing Base Certificate” means the Certificate in the form of Exhibit H hereto, or in such other form acceptable to the Administrative Agent, executed by a Responsible Officer of the Borrower.

“Borrowing Base Debt” means as of any date of determination, the sum of (a) all Consolidated Indebtedness as of such date of determination, including without limitation the Obligations and the Senior Notes, but excluding (i) any portion of any Subordinated Debt of any Loan Party which is due and payable more than one year from such date of determination, (ii) Indebtedness secured by Liens on assets that are not part of any of the Borrowing Base Assets, but only to the extent that the Indebtedness (x) secured by any Lien on such asset does not exceed the Net Book Value of such asset as determined by GAAP and (y) does not exceed in aggregate amount the amount set forth in Section 7.03(f) and (iii) the face amount of all undrawn Performance Letters of Credit, in each case issued for the account of, or guaranteed by the Loan

Parties minus (b) Cash and Cash Equivalents and Receivables of the Loan Parties not subject to any Lien securing Indebtedness in an aggregate amount in excess of $5,000,000.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” means as of any date, any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on the balance sheet of the lessee.

“Cash” means unrestricted cash.

“Cash and Cash Equivalents” means (a) Cash; (b) marketable obligations issued or unconditionally guaranteed by the U.S. Government or issued by any of its agencies and backed by the full faith and credit of the U.S., in each case maturing within one year from the date of acquisition (and investments in mutual funds investing primarily in those obligations); (c) short-term investment grade domestic and eurodollar certificates of deposit or time deposits that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks having combined capital, surplus, and undivided profits of not less than $500,000,000 (as shown on its most recently published statement of condition); (d) commercial paper and similar obligations rated “P-1” by Moody’s or “A-1” by S&P; (e) readily marketable tax-free municipal bonds of a domestic issuer rated “Aaa” by Moody’s, or “AAA” by S&P, and maturing within one year from the date of issuance (and investments in mutual funds investing primarily in those bonds); and (f) demand deposit accounts maintained in the ordinary course of business.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Change of Control” means with respect to any Person, an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Permitted Holders, any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)           during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986.

“Commitment” means as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, in any Assignment and Assumption pursuant to which such Lender becomes a party hereto, or in any amendment hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Completed Unsold Units Less Than 18 Months Since Completion” means as of any date, all Units (excluding Model Units), for which construction has been “completed” less than 18 months before such date, but for which there is in existence no Contract For Sale.  Construction will be considered “completed” when the temporary certificate of occupancy or the certificate of occupancy has been issued, whichever occurs first.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D, with such changes, or in such other form, as agreed to by the Administrative Agent, executed by a Responsible Officer of the Borrower.

“Consenting Lenders” has the meaning specified in Section 2.14(b).

“Consolidated EBITDA” means for any period, the Consolidated Net Income of the Loan Parties plus, to the extent deducted from revenues in determining Consolidated Net Income, (a) Consolidated Interest Expense, (b) expense for income taxes paid or accrued, (c) depreciation, (d) amortization, (e) all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in the future) and (f) the amount of dividends accrued or payable by the Loan Parties in respect of Disqualified Equity Interests or any Preferred Stock of any Restricted Subsidiary (excluding any amount payable to any Loan Party), which amount shall be “grossed up” to include any applicable taxes on income that would be used to pay such dividends, provided, however, that interest, dividends or other payments or accruals of a consolidated Subsidiary that is not wholly owned shall be included only to the extent of the interest of such Person in such Subsidiary.

“Consolidated Indebtedness” means as of any date of determination, for the Loan Parties on a consolidated basis, Indebtedness of the Loan Parties as of such date, but excluding Indebtedness of one Loan Party to another Loan Party.

“Consolidated Interest Expense” means for any period, for the Loan Parties on a consolidated basis, the interest expense and interest and other charges amortized to cost of home sales and cost of land sales for the Loan Parties for such period.

“Consolidated Interest Incurred” means for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest (excluding interest on Indebtedness of a Loan Party to another Loan Party) incurred, whether such interest was expensed or capitalized, paid, accrued, or scheduled to be paid or accrued by any of the Loan Parties during such period, including (i) original issue discount and non-cash interest payments or accruals, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers’ acceptances and letter of credit financings and Swap Contracts, in each case to the extent attributable to such period plus (b) the amount of dividends accrued or payable by the Loan Parties in respect of Disqualified Equity Interests or any Preferred Stock of any Restricted Subsidiary (excluding any amount payable to any Loan Party), which amount shall be “grossed up” to include applicable taxes on income that would be used to pay such in dividends, provided, however, that interest, dividends or other payments or accruals of a consolidated Subsidiary that is not wholly owned shall be included only to the extent of the interest of such Person in such Subsidiary.  For purposes of this definition, (x) interest on Capital Leases shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Leases in accordance with GAAP and (y) without duplication, interest expense attributable to any Indebtedness of another Person represented by any Guarantee of a Loan Party shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

“Consolidated Net Income” means with respect to any Person for any period, the net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that (a) net income (or loss) of any other Person which is not a Subsidiary of the Person or is accounted for by such specified Person by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the specified Person or a Subsidiary of such Person, (b) all gains and losses which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any Equity Interests), shall be excluded, and (c) the net income, if positive, of any of such Person’s consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such consolidated Subsidiary shall be excluded, provided, however, in the case of exclusions from Consolidated Net Income set forth in clauses (b) and (c) above, such amounts shall be excluded only to the extent included in computing such net income (or loss) in accordance with GAAP and without duplication.

“Consolidated Tangible Net Worth” means as of any date of determination, for Loan Parties on a consolidated basis, Shareholders’ Equity of the Loan Parties on that date minus the Intangible Assets of the Loan Parties on that date.

“Contract For Sale” means a bona fide written sale and purchase agreement between a Loan Party and a third Person purchaser who (a) is not an Affiliate of any Loan Party, and (b) has made an earnest money deposit or down payment of at least $500; provided, however, that such agreement shall not contain any contingency clause other than the contingency that the purchaser shall have obtained mortgage financing.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Rating” means, as of any date, the rating that has been announced and is in effect by S&P, Fitch or Moody’s, as the case may be, for any non-credit-enhanced, senior unsecured long-term debt of the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means (a) except as set forth in clause (b) below, with respect to any Person, Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to the Scheduled Maturity Date, and (b) with respect to any Subsidiary of such Person (including with respect to any Subsidiary of the Borrower), any Equity Interests other than any common stock with no preference, privileges, or redemption or repayment provisions.

“Documentation Agents” means Wachovia Bank, National Association and Bank of America, N.A., in their capacity as documentation agents under any of the Loan Documents.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” has the meaning specified in Section 10.07(g).

“Eligible Model Units” means Model Units that have not been completed for more than 36 months after the last production Unit in the Project (for which such Model Unit is used as a Model) has been closed.

“Entitled Land” means Land that has all requisite vested residential zoning for the construction of Units and which does not qualify as Land/Lots Under Development, a Presold Unit, an Unsold Unit Under Construction or a Finished Lot.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means as to any Person, the equity interests in such Person, including, without limitation, the shares of each class of capital stock in any Person that is a corporation, each class of partnership interest in any Person that is a partnership, and each class of membership interest in any Person that is a limited liability company, and any warrants or options to purchase or otherwise acquire any such equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan:

(a)           the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on Bloomberg Professional as the average British Bankers Association LIBOR rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (provided, with respect to Interest Periods of fourteen days, the Eurodollar Rate for such Interest Period shall be equal to the Eurodollar Rate for Interest Periods of one month), determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)           if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association LIBOR rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (provided, with respect to Interest Periods of fourteen days, the Eurodollar Rate for such Interest Period shall be equal to the Eurodollar Rate for Interest Periods of one month), determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)           if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Guaranty Bank and with a term equivalent to such Interest Period (provided, with respect to Interest Periods of fourteen days, the Eurodollar Rate for such Interest Period shall be equal to the Eurodollar Rate for Interest Periods of one month) would be offered by Guaranty Bank to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means a Revolving Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Credit Agreement” has the meaning specified in the introductory paragraph hereto.

“Existing Letters of Credit” means the Letters of Credit issued under the Existing Credit Agreement and listed on Schedule 2.03.

“Federal Funds Rate”  means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Guaranty Bank on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated May 4, 2006, among the Borrower, the Administrative Agent and the Arranger, and any other fee letter entered into from time to time among the Administrative Agent, the Borrower and the Arranger, or any of them.

“Finished Lots” means parcels of Entitled Land which are duly platted for the construction of Units with vested zoning for such use, with respect to which substantially all utilities and major infrastructure has been substantially completed and stubbed to site, such that all requisite governmental consents and approvals required for a building permit to be issued have been, or could be, obtained and construction commenced without the satisfaction of any further conditions other than the payment of customary fees; provided, however, that the term “Finished Lots” shall not include any real property upon which the construction of a Unit has commenced.

“Fitch” means Fitch, Inc., or any successor rating agency.

“Foreign Lender” has the meaning specified in Section 10.15(a)(i).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Fee” has the meaning specified in Section 2.03(j).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” means as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided, however, that a Springing Guarantee shall not be deemed to be a Guarantee until the earlier to occur of (i) the demand by a lender for payment under such Springing Guaranty, (ii) the occurrence or failure to occur of any event, act or circumstance that, with or without the giving of notice and/or passage of time, entitles a lender to make a demand for payment thereunder or (iii) a Bankruptcy Event.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantied Parties” has the meaning given to such term in the Guaranty.

“Guarantors” means each Restricted Subsidiary of the Borrower existing on the Closing Date and each Restricted Subsidiary that becomes an additional Guarantor pursuant to Section 6.12.

“Guaranty” means each Guaranty made by the Guarantors in favor of the Administrative Agent on behalf of the Guarantied Parties, substantially in the form of Exhibit F.

“Guaranty Bank” means Guaranty Bank and its successors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means at the particular time in question the maximum rate of interest which, under Applicable Law, any Lender is then permitted to charge on the Obligations.  If the maximum rate of interest which, under Applicable Law, any Lender is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to the Borrower.  For purposes of determining the Highest Lawful Rate under Applicable Law, the indicated rate ceiling shall be the lesser of (a)(i) the “weekly ceiling”, as that expression is defined in Section 303.003 of the Texas Finance Code, as amended, or (ii) if available in accordance with the terms thereof and at the Administrative Agent’s option after notice to the Borrower and otherwise in accordance with the terms of Section 303.103 of the Texas Finance Code, as amended, the “annualized ceiling” and (b)(i) if the amount outstanding under this Agreement is less than $250,000, twenty-four percent (24%), or (ii) if the amount under this Agreement is equal to or greater than $250,000, twenty-eight percent (28%) per annum.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“ICC” has the meaning specified in Section 2.03(h).

“Increase Closing Date” has the meaning specified in Section 2.15(b).

“Indebtedness” means as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (except the following items shall not be included as Indebtedness: (i) trade accounts payable that are not more than 30 days past the date the invoice was approved and entered into the computer system by such Person and also including any trade payables that are in dispute, (ii) accrued expenses incurred by such Person in the ordinary course of business, (iii) marketing fees payable to developers of master planned communities incurred by such Person in the ordinary course of business, (iv) reimbursement obligations for impact or development fee credits to be received by such Person incurred in the ordinary course of business, (v) deferred lot premium or profit participation obligations payable to developers of master planned communities incurred in the ordinary course of business and (vi) obligations to developers or owners of master planned communities in the form of a performance encumbrance of such Person incurred in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            obligations under Capital Leases;

(g)           Synthetic Lease Obligations and other Off-Balance Sheet Liabilities;

(h)           obligations in respect to Redeemable Stock of such Person;

(i)            any Receivables Facility Attributed Indebtedness;

(j)            any “withdrawal liability” of such Person as such term is defined under Part I of Subtitle E of Title IV of ERISA; and

(k)           all Guarantees by such Person in respect of any of the foregoing items (a) through (j) of another Person (for clarification, any Guarantees by such Person of any obligations of another Person other than those set forth in items (a) through (j) shall not be Indebtedness.  By way of example, a guaranty of performance and other obligations of a joint venture (other than a Payment Guaranty), including any agreement to provide funds by means of a loan, capital contribution or otherwise for the purpose of funding the obligations of the joint venture incurred in its ordinary course of business, and in connection with an established or agreed upon budget shall not be Indebtedness).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital

Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

Notwithstanding the foregoing, the following shall not be considered Indebtedness to the extent such items are not required to be capitalized in accordance with GAAP: (1) earn-outs or similar profit sharing arrangements provided for in Acquisition agreements which are determined on the basis of future operating earnings or similar performance criteria (which are not determinable at the time of acquisition) of the acquired assets or entities, (2) deferred income taxes and surety bonds arising in the ordinary course of business, (3) any liabilities arising under rolling options and similar contracts for the acquisition of real property incurred in the ordinary course of business, and (4) any liabilities arising under model home leases.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges and unamortized debt discount.

“Interest Coverage Ratio” means as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ended on such date to (b) Consolidated Interest Incurred for such four fiscal quarters.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the first Business Day of each January, April, July and October shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first Business Day of each January, April, July and October and the Maturity Date.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date fourteen days or one, two, three or six months thereafter, as selected by the Borrower in its Revolving Loan Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date.

“Inventory Valuation Date” means the last day of the most recent calendar month with respect to which the Borrower is required to have delivered a Borrowing Base Certificate pursuant to Section 6.02(c).

“Investment” means as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, a payment pursuant to a Guarantee of debt of, or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the net amount of any Investment shall be calculated as (a) the initial amount of such Investment, plus (b) any additional capital contributions or other similar amounts with respect to such Investments, less (c) all returns of capital with respect to such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law and Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Document” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Restricted Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joint Lead Arranger” means J.P. Morgan Securities, Inc., in its capacity as joint lead arranger and joint book manager.

“Land” means land owned by any Loan Party, which land is held for future development or sale.

“Land/Lots Under Development” means Entitled Land on which grading or construction of on-site infrastructure improvements has begun, and, for which all necessary zoning approvals have been obtained and are in full force and effect, and which does not qualify as a Presold Unit, an Unsold Unit Under Construction or a Finished Lot.

“Laws” means collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Guaranty Bank in its capacity as issuer of Letters of Credit hereunder, or such other Lender or Lenders as the Borrower, the Administrative Agent and such other Lender or Lenders may agree upon that may also issue Letters of Credit hereunder.

“L/C Obligations” means as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Lending Office” means as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Reply Form, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to 40% of the Aggregate Commitments.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Leverage Ratio” means as of any date of determination, the ratio of (a) Consolidated Indebtedness on such date (which, for the purpose of calculating the Leverage Ratio only, shall exclude (i) the face amount of all undrawn Performance Letters of Credit issued for the account of, or guaranteed by the Loan Parties and (ii) Attributable Indebtedness in respect of Synthetic

Lease Obligations and other Off-Balance Sheet Liabilities and Guarantees with respect thereto) to (b) Consolidated Tangible Net Worth on such date.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Issuer Document, the Notes, the Fee Letter, each Guaranty, each Request for Credit Extension, each Compliance Certificate, and any other agreement executed, delivered or performable by any Loan Party in connection herewith or as security for the Obligations (excluding, however, any Swap Contract with a Lender or an Affiliate of a Lender).

“Loan Parties” means collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means any of the following events:  (a) a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or the Loan Parties taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) the occurrence of any event or circumstance the effects of which will result in, or could reasonably be expected to result in, a Default.

“Maturity Date” means the earlier of (a) the Scheduled Maturity Date or (b) such earlier date that (i) the Obligations become due and payable pursuant to this Agreement (whether by acceleration, prepayment in full, scheduled reduction or otherwise) or (ii) there shall exist an Event of Default under Section 8.1(f).

“Model Units” means all Units which are initially used as models or sales offices to market a particular Project and that are not intended to be sold until all or substantially all other Units in such particular Project are sold.

“Moody’s” means Moody’s Investors Service, Inc., or any successor rating agency.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Available Proceeds” means, with respect to any Disposition, the proceeds thereof in the form of Cash and Cash Equivalents, net of:

(i)            brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Disposition paid to parties other than the Borrower or Affiliates of the Borrower;

(ii)           provisions of taxes payable as a result of such Disposition (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(iii)          amounts required to be paid by any Person (other than the Borrower or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Disposition or having a Lien thereon;

(iv)          payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Disposition; and

(v)           appropriate amounts to be provided by the Borrower or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Disposition and retained by the Borrower or any Restricted Subsidiary, as the case may be, after such Disposition, including pensions and other post-employment benefit liabilities under any indemnification obligations associated with such Disposition, all as reflected in an certificate of a Responsible Officer delivered to the Administrative Agent; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Net Book Value” means, with respect to an asset owned by a Loan Party, the gross investment of such Loan Party in the asset, less all reserves (including loss reserves and reserves for depreciation) attributable to that asset, all determined in accordance with GAAP.

“Non-Consenting Lender” has the meaning specified in Section 2.14(a).

“Notes” means the Revolving Loan Notes and the Swing Line Note.

“Obligations” means all debts, liabilities and obligations of any Loan Party arising under any Loan Document or any Swap Contract entered into with any Lender or any Affiliate of any Lender, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and shall also include all fees, expenses and other amounts owing to any Lender pursuant to cash management, depository accounts (including chargebacks) or similar agreements.  Without limiting the generality of the foregoing, “Obligations” includes all amounts which would be owed by any Loan Party or any other Person (other than Administrative Agent or Lenders) to Administrative Agent, Lenders or any Affiliate of a Lender under any Loan Document, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Loan Party or any other Person (including all such amounts which would become due or would be secured but for the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding of any other Loan Party or any other Person under any Debtor Relief Law).

“Off-Balance Sheet Liabilities” means with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP:  (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred, and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing); provided, however, that (A) liabilities arising under rolling options and similar contracts for the acquisition of real property incurred in the ordinary course of business (B) liabilities arising under model home leases in the ordinary course of business and (C) liabilities arising under Guarantees shall not be deemed to be “Off-Balance Sheet Liabilities”.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outstanding Amount” means (i) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.07(d).

“Payment Guaranty” means, with respect to any Person, such Person’s guaranty of obligations of a joint venture to make payments of its Indebtedness, whether regularly scheduled or payable upon maturity by acceleration or otherwise.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Performance Letters of Credit” means any letter of credit issued (a) on behalf of a Person in favor of a Governmental Authority, including, without limitation, any utility, water or sewer authority, or other similar entity, for the purpose of assuring such Governmental Authority that such Person or any Affiliate of such Person will properly and timely complete work it has agreed to perform for the benefit of such Governmental Authority; (b) in lieu of cash deposits to obtain a license, in place of a utility deposit, or for land option contracts; (c) in lieu of other contract performance, to secure performance warranties payable upon breach, and to secure the performance of labor and materials, including, without limitation, construction, bid and performance bonds; (d) to secure refund or advance payments on contractual obligations where default of a performance-related contract has occurred; or (e) to secure a Person’s obligations under joint development agreements with third parties to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting such Persons’ property and property belonging to such third parties (so long as such Person’s obligations under such joint development agreement are not past due), entered into in the ordinary course of such Person’s business.

“Permitted Holders” means Steven J. Hilton and John R. Landon, their respective wives and children, any corporation, limited liability company or partnership in which either of them has voting control and is the direct and beneficial owner of a majority of the Equity Interests and any trust for the benefit of either of them or their wives or children.

“Permitted Liens” means as to any Loan Party, any of the following:

(a)           Liens for taxes, assessments or governmental charges or levies on such Loan Party’s property if the same (i) shall not at the time be delinquent or thereafter can be paid without penalty, or (ii) are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been established on such Loan Party’s books in accordance with GAAP;

(b)           Liens imposed by Law, such as carriers’, warehousemen’s, mechanics’ and materialmen’s Liens and other similar Liens arising in the ordinary course of business with respect to amounts that either (i) are not yet delinquent, or (ii) are delinquent but are being contested in a timely manner in good faith by appropriate proceedings and for which adequate reserves shall have been established on such Loan Party’s books in accordance with GAAP;

(c)           utility easements, rights of way, zoning restrictions, covenants, conditions, restrictions, reservations, and such other burdens, encumbrances or charges against Real Estate, or other minor irregularities of title, as are of a nature generally existing with respect to properties of a similar character and which do not in any material way interfere with the use thereof or the sale thereof in the ordinary course of business of such Loan Party or materially detract from the value of the Real Estate subject thereto;

(d)           easements, dedications, assessment district or similar Liens in connection with municipal financing and other similar encumbrances or charges, in each case reasonably necessary or appropriate for the development of Real Estate of such Loan Party, and which are granted in the ordinary course of the business of such Loan Party, and which in the aggregate do not materially burden or impair the fair market value or use of such real property (or the Project to which it is related) for the purposes for which it is or may reasonably be expected to be held;

(e)           any option or right of first refusal to purchase real property or marketing deed of trust granted to the master developer or the seller of real property that arises as a result of the non-use or non-development of such real property by such Loan Party or relates to the coordinated marketing and promotion by the master developer;

(f)            any agreement or contract to participate in income or revenue or pay lot premiums, in each case derived from the sale of Units or Finished Lots and granted in the ordinary course of business to the seller of the real property upon which the Unit or Finished Lot is constructed or improved, as the case may be;

(g)           leases or subleases (or any Liens related thereto) granted to others that do not materially interfere with the ordinary course of business of a Loan Party;

(h)           Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(i)            attachment or judgment Liens not giving rise to a Default and which are being contested in good faith by appropriate proceedings;

(j)            any option, contract or other agreement to sell an asset, provided such sale is not otherwise prohibited under this Agreement;

(k)           any agreement, contract or Lien to pay or reimburse any third party for any municipal and other fees of any Governmental Authority payable in the ordinary course of business; and

(l)            any performance encumbrance or related Lien which evidences the obligation of a Loan Party to contribute to the cost of infrastructure improvements which is granted in the ordinary course of business.

“Permitted Unrestricted Subsidiary Indebtedness” means Indebtedness of an Unrestricted Subsidiary (a) as to which neither the Borrower nor any Restricted Subsidiary (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender; (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Borrower or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or assets of the Borrower or any Restricted Subsidiary.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other Equity Interests (however designated) of such Person whether now outstanding or issued after the Closing Date.

“Presold Unit” means a Unit owned by any Loan Party that is subject to a Contract For Sale in the ordinary course of such Loan Party’s business of such Unit and the related lot.

“Pro Rata Share” means with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Project” means a parcel of Real Estate owned by a Loan Party which is to be developed or sold as a part of a common scheme.

“Public Indebtedness” means unsecured Indebtedness evidenced by notes, debentures, or other similar instruments outstanding on or issued after the Closing Date pursuant to either (a) a registered public offering or (b) a private placement of such instruments in accordance with an exemption from registration under the Securities Act of 1933 and/or the Securities Exchange Act of 1934 or similar law.

“Public Lender” has the meaning specified in Section 6.02.

“Real Estate” means land, rights in land and interests therein (including, without limitation, leasehold interests), and equipment, structures, improvements, furnishings, fixtures and buildings (including a mobile home of the type usually installed on a developed site) located on or used in connection with land, rights in land or interests therein (including leasehold interests), but shall not include mortgages or interests therein.

“Receivables” means the net proceeds payable to, but not received by, any Loan Party following a Unit Closing.

“Receivables Facility Attributed Indebtedness” means the amount of obligations outstanding under a receivables purchase facility on any date of determination that would be characterized as principal if such were structured as a secured lending transaction rather than a purchase.

“Redeemable Stock” means any Equity Interests of the Borrower or any of its Restricted Subsidiaries which prior to one month after the Scheduled Maturity Date is (a) mandatorily redeemable, (b) redeemable at the option of the holder thereof or (c) convertible into Indebtedness of the Borrower or any of its Restricted Subsidiaries.

“Refinancing Indebtedness” has the meaning set forth in the definition of Restricted Payments.

“Register” has the meaning specified in Section 10.07(c).

“Registered Public Accounting Firm” means an accounting firm that (a) has registered with the PCAOB pursuant to the provisions of Section 102 of Sarbanes-Oxley and whose registration has not been withdrawn, terminated, revoked or suspended and (b) meets the “independence” requirements of Section 10A of the Exchange Act.

“Release Date” means the date upon which all Obligations are paid in full and the Commitments are terminated.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Debt Rating” has the meaning specified in the definition of “Applicable Rate” referenced in this Section 1.01  .

“Required Lenders” means as of any date of determination, Lenders having at least 66 2/3% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate at least 66 2/3% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, general counsel, treasurer or assistant treasurer of a Loan Party or the controller of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest or of any option, warrant or other right to acquire any such Equity Interest and (b) any payment or prepayment of principal, interest, premium or penalty on the Senior Notes or any other Public Indebtedness or Subordinated Debt of any Loan Party or any defeasance, redemption, purchase, repurchase or other acquisition or retirement for value, in whole or in part, of the Senior Notes or any other Public Indebtedness or Subordinated Debt (including, without limitation, the setting aside or the deposit of funds therefor); provided, however, a refinancing of the Senior Notes or any other Public Indebtedness or Subordinated Debt, to the extent consisting of the repayment of the Senior Notes or any other Public Indebtedness or such Subordinated Debt and the related incurring of new Indebtedness in respect of the Senior Notes or such other Public Indebtedness or Subordinated Debt (“Refinancing Indebtedness”), respectively, shall not constitute a Restricted Payment so long as (i) the Refinancing Indebtedness is subordinated to or pari passu with the Obligations (or Guarantor’s obligations under its Guaranty, as applicable) to the same extent as the Indebtedness being refunded, refinanced or extended, and (ii) the Refinancing Indebtedness is scheduled to mature no earlier than the current maturity date of such Indebtedness.

“Restricted Subsidiary” means any Subsidiary of the Borrower which is not an Unrestricted Subsidiary.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Revolving Note” or “Revolving Loan Note” means a promissory note made by the Borrower in favor of a Lender and evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit C.

“Sale and Leaseback Transaction” means any transaction providing for the leasing to any Loan Party of any property or to any Person in exchange for funds which have been or are to be advanced by such Person on the security of, or for the transfer of, such property.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor rating agency.

“Scheduled Maturity Date” means May 16, 2010, as the same may be extended pursuant to Section 2.14.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Senior Note Indenture” means, collectively, (a) that certain Indenture, dated as of May 30, 2001, among the Borrower, the guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, (b) that certain Indenture, dated as of April 21, 2004, among the Borrower, the guarantors named therein and Wells Fargo Bank, National Association, as Trustee, and (c) that certain Indenture, dated as of March 10, 2005, among the Borrower, the guarantors named therein, and Wells Fargo Bank, National Association, as Trustee, in each case entered into with respect to the Senior Notes.

“Senior Notes” means, collectively, (a) the 9-3/4% Senior Notes of the Borrower due 2011 in the original principal amount of $165,000,000, (b) the 7% Senior Notes of the Borrower due 2014 in the original principal amount of $130,000,000, and (c) the 6-1/4% Senior Notes of the Borrower due 2015 in the original principal amount of $350,000,000, in each case with any such amendments or modifications as permitted by Section 7.13, and any Refinancing Indebtedness in respect of the Senior Notes.

“Shareholders’ Equity” means as of any date of determination, consolidated shareholders’ equity of the Loan Parties as of that date determined in accordance with GAAP.

“Solvent” means, with respect to any Person, as of any date of determination, that the fair value of the assets of such Person (at fair valuation) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, that the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, and that, as of such date, such Person will be able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person.

“Springing Guarantee” means a Guarantee by a Person which by its express terms does not become effective until the occurrence of a Bankruptcy Event.

“Subordinated Debt” means any Indebtedness of the Borrower or any Restricted Subsidiary which is expressly subordinated to the Obligations at all times (including in respect of any amendment or modification thereto) pursuant to terms satisfactory to the Required Lenders.

“Subsidiary” of a Person means with respect to any Person (a) any corporation, limited liability company, association or other business entity (other than a partnership), of which more than fifty percent (50%) of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors or other governing body thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership (i) the sole general partner or the  managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination hereof). Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Guaranty Bank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means a promissory note made by the Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by such Lender, substantially in the favor of Exhibit I.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $60,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Syndication Agent” means JPMorgan Chase Bank, N.A., in its capacity as syndication agent under any of the Loan Documents.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment); provided, however, that model home leases entered into in the ordinary course of business of such Person and consistent with practices of such Person prior to the Closing Date shall not be considered Synthetic Lease Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means with respect to a Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unentitled Land” means any Land which is not zoned to permit single family dwellings, whether detached or attached (including condominiums, but excluding mobile homes) as a use by right (or a comparable classification under local Law).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unimproved Entitled Land” means Entitled Land that is not Land/Lots Under Development, Finished Lots or any real property upon which the construction of Units has commenced (as described in the definition of “Unsold Units Under Construction”).

“Unit” means a single-family dwelling (where construction has commenced as described in the definition of “Unsold Units Under Construction”), whether detached or attached (including condominiums, but excluding mobile homes), including the parcel of Land in which such dwelling is located.

“Unit Closing” means a closing of the sale of a Unit by a Loan Party to a bona fide purchaser for value that is not an Affiliate of a Loan Party.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (1) any Subsidiary of the Borrower designated by the board of directors of the Borrower from time to time as a “Unrestricted Subsidiary” pursuant to a resolution of the board of directors and (2) any Subsidiary of an Unrestricted Subsidiary, but only to the extent such Subsidiary:

(i)            has no Indebtedness other than Permitted Unrestricted Subsidiary Indebtedness;

(ii)           is not  party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(iii)          is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) maintain or preserve such Person’s financial condition or to cause such person to achieve any specified levels of operating results;

(iv)          has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries, unless such guarantee or credit support is released upon such designation; and

(v)           is designated an “Unrestricted Subsidiary” under the Senior Note Indenture or any Refinancing Indebtedness relating thereto.

Any designation of a Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the board of directors giving effect to such designation and an certificate of a Responsible Officer certifying that such designation complied with the preceding conditions. If at any time an Unrestricted Subsidiary shall fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be deemed an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date. Notwithstanding anything to the contrary contained herein, each Guarantor shall at all times be a Restricted Subsidiary for all purposes hereunder, and Borrower shall not designate a Guarantor as an Unrestricted Subsidiary.

“Unsold Units” means any Unit which is not a Presold Unit or a Model Unit.

“Unsold Units Under Construction” means all Units for which building permits have been issued and construction has commenced but not completed, and for which there is no Contract For Sale. Construction will be considered to have “commenced” when the slab or foundation for the Unit has been completed.

“Voting Stock” of any Person means Equity Interests of any class or classes having ordinary voting power for the election of at least a majority of the members of the board of directors, managing general partners or the equivalent governing body of such Person, irrespective of whether, at the time, Equity Interests of any other class or classes or such entity shall have or might have voting power by reason of the happening of any contingency.

1.02        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)            The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)          The term “including” is by way of example and not limitation.

(iv)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           In the event that the Borrower shall acquire, pursuant to an Acquisition permitted under this Agreement, (i) a majority of the Equity Interests of another Person, (ii) all or substantially all of the assets of another Person or (iii) all or substantially all of a line of business of another Person (the “Acquired Business”) and, provided that (A) the Borrower shall have furnished to the Administrative Agent, and the Administrative Agent shall have approved (1) consolidated balance sheets and related consolidated statements of earnings, stockholders’ equity and cash flows of the Acquired Business for the most recently concluded fiscal year of the Acquired Business, prepared in accordance with GAAP consistently applied and audited and reported upon by a firm of independent certified public accountants of recognized standing acceptable to the Administrative Agent (such audit to be unqualified) and (2) for any quarters of the next succeeding fiscal year that are concluded as of the date of such Acquisition, a consolidated balance sheet of the Acquired Business as of the end of the most recent quarter, and the related consolidated statement of earnings and cash flows of the Acquired Business for the period from the beginning of the current fiscal year to the end of that quarter, all prepared in accordance with GAAP consistently applied, unaudited but certified to be true and accurate, subject to normal year-end audit adjustments, by the chief financial officer of the Acquired Business and (B) the Acquired Business shall either become or be merged into, or its assets shall be acquired by, a Guarantor hereunder, then, from and after such Acquisition, the Borrower shall include in the determination of Consolidated EBITDA, Consolidated Interest Expense,

Consolidated Interest Incurred and Consolidated Net Income, for any applicable period for which such amounts are to be determined pursuant to this Agreement, such Acquired Business as if such Acquired Business had been a Loan Party during such period.

(d)           In order to adhere to the intent of this Section 1.03, the financial ratios, calculations and covenants (including the computation of the components thereof) shall be calculated without giving effect to FASB Interpretation No. 46 enacted by the Financing Accounting Standards Board after the Closing Date, and all references to GAAP herein shall refer to GAAP as so calculated.

(e)           Notwithstanding anything in this Section 1.03 or elsewhere in this Agreement, the other Loan Documents, Issue No. 97-10 of the Emerging Issues Task Force of the Financial Accounting Standards Board, or FASB Interpretation No. 66 or 98 to the contrary, for purposes of calculating the financial ratios and covenants herein, the obligations of the Borrower and its Subsidiaries under the GMAC model home lease program as in effect as of December 31, 2004 shall not be (i) required to be accounted for as a sale-leaseback, (ii) treated as if it is a financing transaction, or (iii) otherwise reflected as a liability or credit on the Borrower’s balance sheet.

1.04        Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions and rulings consolidating, amending, replacing, supplementing or interpreting such Law.

1.06        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central Time (daylight or standard, as applicable).

1.07        Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit, or the terms of any Issuer Document related thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Revolving Loans.

(a)           Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment and (iii) except as provided in Section 2.01(b) below, the aggregate principal amount of all Borrowing Base Debt shall not exceed the Borrowing Base determined as of the most recent Inventory Valuation Date. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)           Notwithstanding the provisions of Section 2.01(a) above, the Borrower may elect to deliver to Administrative Agent a Borrowing Base Certificate in anticipation of an Investment as a result of an Acquisition that includes all assets that would have been included in the Borrowing Base had the Acquisition been consummated as of the last Inventory Valuation Date, provided, however, that such Borrowing Base Certificate shall (i) be delivered by the Borrower to the Administrative Agent at least three days prior to the anticipated closing of such Acquisition and (ii) expressly state that it is delivered in anticipation of, and shall only be effective hereunder for purposes of the Revolving Borrowings made on or after, the consummation of such Acquisition. Upon or after the consummation of such Acquisition, such Borrowing Base Certificate shall be effective for determining the maximum amount available for any Revolving Loan in accordance with Section 2.01 (a) above.

2.02        Borrowings, Conversions and Continuations of Revolving Loans.

(a)           Each Revolving Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Revolving Loans, and (ii) on the requested date of any Borrowing of Base Rate Revolving Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and

2.04(c), each Borrowing of or conversion to Base Rate Revolving Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Revolving Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Revolving Borrowing, each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Guaranty Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Revolving Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Guaranty Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Revolving Loans.

2.03        Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or certain Restricted Subsidiaries, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (I) the Total Outstandings would exceed the Aggregate Commitments, (II) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Lender’s Commitment, (III) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (IV) the aggregate principal amount of all Borrowing Base Debt would exceed the Borrowing Base determined as of the most recent Inventory Valuation Date. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. The Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the expiry date of such requested Letter of Credit would occur more than thirty-six months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(D)          the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(E)           such Letter of Credit is denominated in a currency other than Dollars; or

(F)           the face amount of such Letter of Credit exceeds $20,000,000.

(iii)          The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)          The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer for Letters of Credit to be issued by it (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer issuing such Letter of Credit a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer for such Letter of Credit shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Revolving Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Revolving Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such

Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by any L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against a L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit issued by it after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, any L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit issued by it or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral. Upon the request of the Administrative Agent, (i) if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of each L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuers (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Guaranty Bank.

(h)           Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

(i)            Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to (i) the Applicable Rate for Letters of Credit times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) minus (ii) the Fronting Fee. Such Letter of Credit Fees shall be computed on a quarterly basis in arrears. Such Letter of Credit Fees shall be due and payable on the first Business Day of each January, April, July and

October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (the “Fronting Fee”) with respect to each Letter of Credit issued by such L/C Issuer at a per annum rate equal to 0.125% times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such Fronting Fees shall be computed on a quarterly basis in arrears. Such Fronting Fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, or the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)            Obligations of L/C Issuer. Except to the extent that a Lender shall have agreed to be designated as a L/C Issuer, no Lender shall have any obligation to accept or approve any request for, or to issue, amend or extend, any Letter of Credit.

2.04        Swing Line Loans.

(a)           The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender (other than the Swing Line Lender), plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (iii) the aggregate principal amount of all Borrowing Base Debt shall not exceed the Borrowing Base determined as of the most recent Inventory Valuation Date, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing

Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b)           Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Revolving Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Revolving Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Revolving Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Revolving Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Revolving Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05        Prepayments.

(a)           The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Revolving Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Revolving Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b)           The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)           If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

2.06        Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07        Repayment of Loans.

(a)           The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date and all other outstanding and unpaid Obligations.

(b)           The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five Business Days after such Loan is made and (ii) the Maturity Date.

2.08        Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the lesser of (A) the Eurodollar Rate for such Interest Period plus the Applicable Rate or (B) the Highest Lawful Rate; (ii) each Base Rate Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the lesser of (A) the Base Rate plus the Applicable Rate or (B) the Highest Lawful Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the lesser of (A) the Base Rate plus the Applicable Rate or (B) the Highest Lawful Rate.

(b)           If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09        Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)           Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)           Other Fees.

(i)            The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10        Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Guaranty Bank’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

2.11        Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12        Payments Generally.

(a)           All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           Subject to the provisions of the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)           Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)            if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)           if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, with interest at the Federal Funds Rate for each day that such funds are not returned to such Lender.

(e)           The obligations of the Lenders hereunder to make Revolving Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Revolving Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan or purchase its participation.

(f)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13        Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Revolving Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Revolving Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Revolving Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14        Extension of Scheduled Maturity Date.

(a)           The Borrower may request extensions of the then Scheduled Maturity Date by making such request in writing at least ninety (90) days prior to each anniversary of this Agreement. Within 30 days of delivery of such notice, each Lender shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender’s sole and absolute discretion). Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Lenders’ responses. If any Lender declines, or is deemed to have declined, to consent to such extension (such Lender being a “Non-Consenting Lender”), the Borrower may cause any such Non-Consenting Lender to be replaced as a Lender pursuant to Section 10.16.

(b)           The Scheduled Maturity Date shall be extended only if Lenders holding at least 66-2/3% of the Aggregate Commitments (calculated prior to giving effect to any replacements of Non-Consenting Lenders permitted herein) and all Lenders (after giving effect to any replacements of Non-Consenting Lenders permitted herein) (the “Consenting Lenders”) have consented thereto. If so extended, the Maturity Date, as to the Consenting Lenders, shall be extended to the same date in the following year, effective as of the Maturity Date then in effect (such existing Scheduled Maturity Date being the “Extension Effective Date”); provided, however, the Scheduled Maturity Date shall not be so extended as to any Non-Consenting Lender. To the extent that the Maturity Date is not extended to any Lender pursuant to this Section 2.14 and such Non-Consenting Lender is not replaced in accordance with Section 10.16 on or prior to the Extension Effective Date, the Commitment and Obligations of such Non-Consenting Lender shall automatically terminate and become due and payable, in whole on such unextended Scheduled Maturity Date, without further notice or other action to or by the Borrower, such Non-Consenting Lender or any other Person, and the failure of the Borrower to pay the same shall constitute an Event of Default under Section 8.1(a)(i) (which Event of Default may not be waived without the consent of each Lender, including the Non-Consenting Lender, as provided in Section 10.01(c)). The Administrative Agent and the Borrower shall promptly confirm to the Lenders such extension and the Extension Effective Date. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Extension Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of the Borrower, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrower shall prepay any Revolving Loans outstanding on the Extension Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Revolving Loans ratable with any revised and new Pro Rata Shares of all the Lenders effective as of the Extension Effective Date.

(c)           This Section shall supersede any provisions in Section 10.01 to the contrary.

2.15        Increase in Commitments.

(a)           Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time request an increase in the Aggregate Commitments, provided that after giving effect to all such increases, the Aggregate Commitments shall not exceed $1,050,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(b)           If the Aggregate Commitments are increased in accordance with this Section 2.15, the Administrative Agent and the Borrower shall determine the Closing Date (the “Increase Closing Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Closing Date. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Closing Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of such Increase Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists. On the Increase Closing Date, each Lender shall, to the extent necessary, make a payment to the Administrative Agent in an amount sufficient, upon the application of such payments by all Lenders to the reduction of outstanding Revolving Loans held by the Lenders, to cause the principal amount of Revolving Loans outstanding made by each Lender to be in the amount of its Pro Rate Share (after giving effect to the increase in the Aggregate Commitments in accordance with this Section 2.15) of all outstanding Revolving Loans. The Borrower hereby irrevocably authorizes each Lender to fund to the Administrative Agent the payment required to be made pursuant to the immediately preceding sentence for application to the reduction of the outstanding Revolving Loans held by the other Lenders. If, as a result of the repayment of Revolving Loans provided for in this Section 2.15, any payment of Eurodollar Rate Loans occurs on a day which is not the last day of the applicable Interest Period, the Borrower will pay to the Administrative Agent for the benefit of any Lender holding a Eurodollar Rate Loan any loss or cost incurred by such Lender resulting therefrom in accordance with Section 3.05 to the extent a Eurodollar Rate Loan is paid on other than the last day of an Interest Period as a result thereof.

(c)           Upon the Increase Closing Date and the making of the payments described in Section 2.15(b), each new Lender and/or increasing Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided participation in all outstanding Swing Line Loans and L/C Obligations in accordance with its Pro Rata Share.

(d)           This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Except as provided below in this Section 3.01, any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender or its applicable lending office, or any branch or affiliate thereof, taxes imposed on or measured by its net income (including net income taxes imposed by means of a backup withholding tax) franchise taxes, branch taxes, taxes on doing business or taxes measured by or imposed under the overall capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent, or such Lender, applicable lending office or branch or affiliate is organized or is located, or in which the principal executive office of the Administrative Agent or any Lender is located, or any nation within which such jurisdiction located (or any political subdivision thereof); or (ii) by reason of any present or former connection between the jurisdiction imposing such tax and the Administrative Agent or such Lender, applicable lending office, branch or affiliate other than a connection arising from the Administrative Agent or such Lender having executed, delivered or performed its obligation under, or received payment under or enforced this Agreement  (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary to yield to the Administrative Agent and such Lender an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof; provided, however, that Borrower shall be entitled to deduct and withhold any Taxes and shall not be required to increase any such amounts payable to any Lender with respect to Taxes (i) that are directly attributable to such Lender’s failure to comply with the requirements of Section 10.15 of this Agreement and (ii) that are U.S. withholding taxes required on amounts payable to such Lender at the time such Lender becomes a party to this Agreement.

(b)           In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)           If the Borrower shall be required to pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, but without duplication in respect of any other such amounts payable hereunder, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)           The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

(e)           Any Lender claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its lending office, if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be disadvantageous to such Lender.

(f)            Each Lender (and the Administrative Agent with respect to payments to the Administrative Agent for its own account) agrees that (i) it will take all reasonable actions by all usual means to maintain all exemptions, if any, available to it from United States withholding taxes (whether available by treaty, existing administrative waiver, by virtue of the location or any Lender’s lending office) and (ii) otherwise cooperate with the Borrower to minimize amounts payable by it under this Section 3.01; provided, however, the Lenders and the Administrative Agent shall not be obligated by reason of this Section 3.01(f) to contest the payment of any Taxes or Other Taxes or to disclose any information regarding its tax affairs or tax computations or reorder its tax or other affairs or tax or other planning. Subject to the foregoing, to the extent the Borrower pays sums pursuant to this Section 3.01 and any Lender or the Administrative Agent receives a refund of any or all of such sums, such refund shall be applied to reduce any amounts then due and owing under this Agreement or, to the extent that no amounts are due and owing under this Agreement at the time such refunds are received, the party receiving such refund shall promptly pay over all such refunded sums to the Borrower, provided that no Default is in existence at such time.

3.02                        Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Revolving Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03                        Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Revolving Borrowing of Base Rate Loans in the amount specified therein.

3.04                        Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a)                                  If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)                                 If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)                                  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05                        Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.16;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                        Matters Applicable to all Requests for Compensation.

(a)                                  A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b)                                 Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrower may replace such Lender in accordance with Section 10.16.

3.07                        Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent in form and substance satisfactory to the Administrative Agent:

(a)                                  The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)                                     executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)                                  Revolving Loan Notes executed by the Borrower in favor of each Lender requesting a Revolving Loan Note, each in a principal amount equal to such Lender’s Commitment;

(iii)                               a Swing Line Note executed by the Borrower in favor of the Swing Line Lender, in a principal amount equal to the Swing Line Sublimit;

(iv)                              such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v)                                 such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi)                              a favorable opinion of Snell & Wilmer, L.L.P., counsel to the Loan Parties (and local counsel for each Loan Party that is organized under the Laws of other than Arizona, California and Nevada), addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(vii)                           a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii)                        a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) a calculation of the Leverage Ratio as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Closing Date;

(ix)                                evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(x)                                   evidence satisfactory to the Administrative Agent of payment in full (which payment may be made with the initial Revolving Loan hereunder) of all amounts owing under the Existing Credit Agreement;

(xi)                                an executed Borrowing Base Certificate as of March 31, 2006;

(xii)                             evidence satisfactory to the Agent that as of the Closing Date, assuming the Total Outstandings equal to the Aggregate Commitment, that the Total Outstandings would be permitted under Section 4.06 of the Senior Note Indenture; and

(xiii)                          such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b)                                 Any fees required to be paid on or before the Closing Date shall have been paid, and all Fee Letters shall be in full force and effect.

(c)                                  Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)                                 The Closing Date shall have occurred on or before May 16, 2006.

4.02                        Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)                                  The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)                                 No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that (a) the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension and (b) the proposed Credit Extension is permitted to be made pursuant to Section 4.06 of the Senior Note Indenture.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01                        Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03                        Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04                        Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05                        Financial Statements; No Material Adverse Effect.

(a)                                  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)                                 The unaudited consolidated financial statements of the Borrower and its Subsidiaries dated March 31, 2006, consisting of a balance sheet, statements of income or operations, and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Restricted Subsidiaries incurred since the date of the financial statements referred to in Section 5.05(b) which the Borrower reasonably believes would be required to be reported on its financial statements as filed with the SEC, including material commitments and Indebtedness (but excluding accrued liabilities for taxes).

(d)                                 Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(e)                                  As of the Closing Date, the Borrower and its Restricted Subsidiaries have no   Off-Balance Sheet Liabilities, except as set forth on Schedule 5.05(e).

5.06                        Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07                        No Default. Neither the Borrower nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08                        Ownership of Property; Liens. Each of the Borrower and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09                        Environmental Compliance. The Borrower and its Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10                        Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

5.11                        Taxes. The Borrower and its Restricted Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted or for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Restricted Subsidiary that would, if made, have a Material Adverse Effect, and there are no items that would give rise to a substantial understatement penalty for the Borrower or any Restricted Subsidiary. There are no tax agreements among any of the Borrower and its Restricted Subsidiaries. With respect to Federal tax returns through 2002, the period for assessment under Applicable Law has expired.

5.12                        ERISA Compliance.

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13                        Capitalization; Subsidiaries; Joint Ventures. Schedule 5.13 contains a complete and accurate list of (a) all Subsidiaries of the Borrower, including, with respect to each Subsidiary, (i) its state of incorporation or organization, (ii) all jurisdictions (if any) in which it is qualified as a foreign corporation, (iii) the number of shares of its Equity Interests outstanding, and (iv) the number and percentage of those shares owned by the Borrower and/or by any other Subsidiary, and (b) each entity investment in any corporation or other entity which is not a Subsidiary. All Equity Interests of each Restricted Subsidiary of the Borrower are validly issued, fully paid and nonassessable and all capital contributions and other consideration required to be paid in connection with the issuance of any Equity Interests have been made or paid, as the case may be. All of the outstanding Equity Interests of each Restricted Subsidiary owned by the

Borrower or another Restricted Subsidiary as specified on Schedule 5.13 are owned free and clear of all Liens, security interests, equity or other beneficial interests, charges and encumbrances of any kind whatsoever, except for Permitted Liens. Neither the Borrower nor any other Loan Party owns of record or beneficially any shares of the Equity Interests or other equity interests of any Person that is not a Guarantor, except (a) Persons in which such Loan Party is permitted to invest pursuant to Section 7.02, (b) Unrestricted Subsidiaries in existence on the Closing Date and (c) Investments disclosed in Schedule 5.13(b). None of the Borrower or any Restricted Subsidiary has issued any Redeemable Stock.

5.14                        Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)                                  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Restricted Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)                                 None of the Borrower, any Person Controlling the Borrower, or any Restricted Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                        Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16                        Compliance with Laws. Each of the Borrower and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17                        Intellectual Property; Licenses, Etc. The Borrower and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Restricted Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18                        Solvency. The Borrower is, and the Borrower and its Restricted Subsidiaries are on a consolidated basis, solvent.

5.19                        Businesses. The Borrower is presently engaged, or may in the future engage, directly or through wholly owned Subsidiaries in the business of home building; land acquisition, development and sale for home building; home sales; and mortgage loan origination, title insurance and other related ancillary business to such home sales, including commercial development for light retail and mixed use ancillary to the Borrower’s master plan communities; provided that real estate activity outside of home building activity and not ancillary to existing business of the Borrower (including industrial, retail and office development other than as set forth above with respect to the Borrower’s master plan communities, but excluding development of corporate headquarters for the Borrower) shall not be a permitted business activity.

5.20                        Common Enterprise. The Borrower and its Restricted Subsidiaries are engaged in the businesses set forth in Section 5.19 as of the Closing Date, as well as in certain other businesses. These operations require financing on a basis such that the credit supplied can be made available from time to time to the Borrower and various of its Restricted Subsidiaries, as required for the continued successful operation of the Borrower and its Restricted Subsidiaries as a whole. The Borrower has requested the Lender to make credit available hereunder primarily for the purposes set forth in Section 6.11 and generally for the purposes of financing the operations of the Borrower and its Restricted Subsidiaries. The Borrower and each of its Restricted Subsidiaries expects to derive benefit (and the Board of Directors of the Borrower and each of its Restricted Subsidiaries has determined that such Restricted Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by the Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of the Borrower and each of its Restricted Subsidiaries is dependent on the continued successful performance of the functions of the group as a whole. The Borrower acknowledges that, but for the agreement by each of the Guarantors to execute and deliver the Guaranty, the Administrative Agent and the Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Restricted Subsidiary to:

6.01                        Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)                                  as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries, a consolidated and consolidating balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, and consolidated statements of stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report with respect to the consolidated balance sheet of the Borrower and its Subsidiaries and related consolidated statements of income or operations, stockholders’ equity and cash flows and opinion of Auditors, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) an attestation report of such Auditors as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley; and

(b)                                 as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries, a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by one of the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(e), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02                        Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)                                  concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its Auditors certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth in Section 7.11 or, if any such Default shall exist, stating the nature and status of such event;

(b)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)                                  as soon as available, and in any event within 25 days after the last day of each calendar month or more frequently, as requested by the Administrative Agent, a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of such month, signed by a Responsible Officer of the Borrower;

(d)                                 promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Restricted Subsidiary, or any audit of any of them;

(e)                                  promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto, including without limitation, form 10-Q within 45 days of each fiscal quarter end and form 10-K within 90 days of each fiscal year end;

(f)                                    at least 15 days prior to the end of each fiscal year of the Borrower, an annual budget of the Borrower and its Restricted Subsidiaries containing, among other things, pro forma financial statements for the next fiscal year; and

(g)                                 promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03                        Notices. Promptly notify the Administrative Agent:

(a)                                  of the occurrence of any Default;

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)                                  of the occurrence of any ERISA Event;

(d)                                 of any announcement by Moody’s, S&P or Fitch of any lowering or possible lowering or withdrawal of a Debt Rating; and

(e)                                  of any material change in accounting policies or financial reporting practices by the Borrower or any Restricted Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                        Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, in each case where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.05                        Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06                        Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07                        Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08                        Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09                        Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

6.10                        Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, (a) other than inspections conducted during the existence and continuance of an Event of Default, no more than two such inspections may be conducted during any fiscal year, one of which may be by the Administrative Agent, and the Borrower shall only be liable for the expenses of the Administrative Agent in connection with any such inspection and (b) that when an Event of Default exists and is continuing the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours with twenty-four hours advance notice and without limit as to number.

6.11                        Use of Proceeds. Use the proceeds of the Credit Extensions (a) to repay all amounts owed under the Existing Credit Agreement or any other existing Indebtedness of the Loan Parties and (b) for general corporate purposes, including Acquisitions, not in contravention of any Law or of any Loan Document.

6.12                        Additional Guarantors.

(a)                                  Subject to Section 6.12(b), notify the Administrative Agent at the time that any Person becomes a Restricted Subsidiary, and within 25 Business Days, cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and a favorable opinion of counsel to such Person located in the jurisdiction of organization of such Person in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)                                 Notwithstanding any other provision in this Agreement, a Subsidiary shall not be required to become a Guarantor in the manner contemplated by Section 6.12(a) if prior to the expiration of such 25 Business Day period, such Subsidiary is designated an Unrestricted Subsidiary in accordance with the provisions of this Agreement.

(c)                                  Notwithstanding anything in this Section 6.12 or elsewhere in any Loan Document to the contrary, if any Subsidiary that is not a Guarantor shall be required to Guarantee any Public Indebtedness, then such Subsidiary, no later than 5 days after executing such Guarantee of Public Indebtedness, shall become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty and otherwise complying with the requirements of Section 6.12(a), whether or not such Subsidiary is a Restricted Subsidiary.

ARTICLE VII.

NEGATIVE COVENANTS

From the Closing Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01                        Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                  Permitted Liens;

(b)                                 Liens pursuant to any Loan Document;

(c)                                  Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(a);

(d)                                 pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e)                                  deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

(f)                                    Liens securing Indebtedness to the extent permitted under Section 7.03(f).

7.02                        Investments. Make any Investments, except:

(a)                                  Investments other than those permitted by subsections (b) through (i) below existing on the Closing Date and listed on Schedule 7.02;

(b)                                 Investments in Cash and Cash Equivalents;

(c)                                  Investments of the Borrower in any wholly-owned Guarantor and Investments of any Restricted Subsidiary in the Borrower or in another wholly-owned Guarantor;

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)                                  Guarantees permitted by Section 7.03;

(f)                                    Investments as a result of Acquisitions, if each of the following conditions has been satisfied:  (i) immediately before and after giving effect to such Acquisition, no Default shall have occurred and be continuing, (ii) such Acquisition shall not be opposed by the board of directors of the Person or assets being acquired, (iii) for Acquisitions in which the Acquisition Consideration is in excess of $50,000,000, the Administrative Agent shall have received at least seven Business Days prior to the date of such Acquisition a Compliance Certificate (A) setting forth the covenant calculations both on or prior to and after giving effect to the proposed Acquisition, and (B) certifying that no Default shall have occurred and be continuing after giving effect to such Acquisition, (iv) the assets, property or business acquired shall be in the business described in Section 5.19, and (v) if such Acquisition results in a Restricted Subsidiary, the requirements of Section 6.12 are satisfied;

(g)                                 lease, utility and other similar deposits in the ordinary course of business;

(h)                                 Investments made by the Borrower or a Guarantor for consideration given by the Borrower or any Guarantor consisting only of Equity Interests other than Disqualified Equity Interests;

(i)                                     Guarantees of performance obligations in the ordinary course of business; and

(j)                                     Investments other than those permitted by subsections (a) through (i) above (but including any Investments in Unrestricted Subsidiaries in existence on the Closing Date and Investments disclosed on Schedule 5.13(b) that are not in Guarantors) in Persons that are in the business described in Section 5.19 not to exceed in aggregate amount outstanding at any time 30% of Consolidated Tangible Net Worth.

7.03                        Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness, other than that permitted by subsections (b) through (g) below, outstanding on the Closing Date and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing plus an amount equal to any existing commitments unutilized thereunder;

(b)                                 Indebtedness under the Loan Documents;

(c)                                  Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder;

(d)                                 obligations (contingent or otherwise) of the Borrower or any Restricted Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap

Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)                                  unsecured Indebtedness including Public Indebtedness (but excluding any type of working capital or similar line of credit); provided, that there exists no Default both before and after giving effect to such Indebtedness;

(f)                                    secured Indebtedness, provided that (i) such Liens are on assets other than Borrowing Base Assets, (ii) the aggregate amount of Indebtedness in respect of any of the foregoing outstanding at any time (which shall include any Indebtedness listed on Schedule 7.03 which is secured) shall not exceed 10% of Consolidated Tangible Net Worth and (iii) there exists no Default both before and after giving effect to such Indebtedness; and

(g)                                 Indebtedness of the Borrower to any Guarantor and Indebtedness of any Guarantor owed to the Borrower or another Guarantor.

Notwithstanding anything in this Section 7.03 to the contrary, in no event shall the aggregate amount of Indebtedness guarantied by the Borrower and its Subsidiaries pursuant to Springing Guarantees exceed 50% of Consolidated Tangible Net Worth.

7.04                        Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)                                  any Restricted Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, (ii) any one or more other Restricted Subsidiaries, provided that when any Guarantor is merging with another Restricted Subsidiary, the Guarantor shall be the continuing or surviving Person or (iii) any Person, provided that such Person formed by or surviving such consolidation or merger becomes a Guarantor pursuant to Section 6.12 and is a Restricted Subsidiary;

(b)                                 any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor; and

(c)                                  the Borrower or any Restricted Subsidiary may make any Investment permitted by Section 7.02(f).

7.05                        Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                  Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)                                 Dispositions of assets in the ordinary course of business, including, without limitation, sales (directly or indirectly), dedications and other donations to Governmental Authorities, leases and sales and leasebacks of Units and Land;

(c)                                  Dispositions of assets in which the Net Available Proceeds therefrom are used within one year to (i) repay any Indebtedness under the Loan Documents, (ii) repay any Indebtedness which was secured by the assets sold in such Disposition, and/or (iii) invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities, unless such securities represent Equity Interests in an entity engaged solely in the business described in Section 5.19, such entity becomes a Restricted Subsidiary and the Borrower or a Restricted Subsidiary acquires voting and management control of such entity) to be used by the Borrower or any Restricted Subsidiary in the business described in Section 5.19, provided however, if after one year from such Disposition and on the date of the proposed payment referred to immediately hereafter, there is no Indebtedness outstanding under this Agreement, the Borrower may repay any amounts required under Section 4.09 of the Senior Note Indenture or similar provisions contained in any Refinancing Indebtedness relating thereto or in any Public Indebtedness;

(d)                                 Dispositions of property by any Restricted Subsidiary to the Borrower or to a wholly-owned Restricted Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e)                                  Dispositions permitted by Sections 7.02, 7.04 and 7.06;

(f)                                    transfers of Cash and Cash Equivalents;

(g)                                 the creation or realization of any Lien permitted by Section 7.01; and

(h)                                 dispositions of mortgage liens and related assets and mortgage backed securities in the ordinary course of business;

provided, however, that any Disposition pursuant to clauses (a), (b), (c), (f) and (h) shall be for fair market value.

7.06                        Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)                                  each Restricted Subsidiary may declare and make dividends and any other Restricted Payments to the Borrower and to any Guarantor;

(b)                                 the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c)                                  the Borrower may make regularly scheduled payments of principal and interest on the Senior Notes or other Public Indebtedness or any Subordinated Debt of any Loan Party;

(d)                                 the Borrower may (i) declare or pay cash dividends, (ii) repurchase shares of its capital stock, (iii) redeem its capital stock held by officers, directors or employees of former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; and (iv) repurchase, redeem or acquire any outstanding Public Indebtedness securities;

(e)                                  the Borrower may repurchase its capital stock upon the exercise of stock options if the capital stock represents a portion of the exercise price;

provided that immediately before and immediately after any Restricted Payment otherwise permitted above, no Default exists or would result therefrom.

7.07                        Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08                        Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate (other than with the Borrower or a Guarantor) of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided, however, that Section 7.08 shall not be deemed to prohibit:

(a)                                  reasonable director, officer, employee and consultant compensation (including bonuses) and other benefits (including retirement, health, stock and other benefit plans) and indemnification arrangement;

(b)                                 any agreement as in effect on the Closing Date and set forth on Schedule 7.08 or any extension, amendment or modification thereto (so long as any such extension, amendment or modification satisfies the requirements set forth in the first paragraph of this Section 7.08);

(c)                                  Restricted Payments of the type described in clause (a) of the definition of “Restricted Payment” and which are made in accordance with Section 7.06; and

(d)                                 sales of Borrower’s capital stock or Subordinated Debt for cash to an Affiliate.

7.09                        Burdensome Agreements. Enter into any Contractual Obligation that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit (1) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or (2) any negative pledge incurred or provided in favor of any holder of any Public Indebtedness permitted under Section 7.03(e); or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, provided that this clause (b) shall not prohibit the requirement of granting a pari passu Lien in favor of any holder of any Public Indebtedness permitted under Section 7.03(e) if the Obligations hereunder are required to be secured; provided, further, however, (x) the foregoing shall not apply to restrictions imposed by Law, this Agreement or any other Loan Documents or the Senior Notes, (y) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to a sale of a Subsidiary or all or substantially all of its assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, and (z) clause (iii) shall not apply to customary provisions in leases restricting the assignment thereof.

7.10                        Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose in violation of Regulation U of FRB.

7.11                        Financial Covenants.

(a)                                  Minimum Net Worth. Permit Consolidated Tangible Net Worth at any time to be less than the sum of (a) $500,000,000 plus (b) an amount equal to 50% of Consolidated Net Income earned in each full fiscal quarter ending after December 31, 2005 (with no deduction for a net loss in any such fiscal quarter), plus (c) an amount equal to 50% of the aggregate increases in Consolidated Tangible Net Worth of the Borrower and its Restricted Subsidiaries after December 31, 2005 by reason of the issuance and sale of Equity Interests or other equity interests of the Borrower or any Restricted Subsidiary (other than issuances to the Borrower or a wholly-owned Restricted Subsidiary), including upon any conversion of debt securities of the Borrower into such Equity Interests or other equity interests, plus (d) an amount equal to the net worth of any Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary or substantially all of the assets of which are acquired by the Borrower or any Restricted Subsidiary, in each case after December 31, 2005.

(b)                                 Leverage Ratio. Permit the Leverage Ratio at any time during any period of four fiscal quarters of the Borrower to be greater than 2.25 to 1.

(c)                                  Interest Coverage Ratio. Permit the Interest Coverage Ratio at any time during any period of four fiscal quarters of the Borrower to be less than 2.00 to 1.

(d)                                 Borrowing Base. Permit the Borrowing Base Debt to exceed the Borrowing Base at any time.

(e)                                  Total Land Restrictions. Permit the sum of (a) the Net Book Value of Unentitled Land, plus (b) the Net Book Value of Unimproved Entitled Land, plus (c) the Net Book Value of Land/Lots Under Development, plus (d) the Net Book Value of Finished Lots to exceed 100% of Consolidated Tangible Net Worth at any time.

(f)                                    Raw Land Restrictions. Permit the sum of (a) the Net Book Value of Unentitled Land plus (b) the Net Book Value of Unimproved Entitled Land to exceed 20% of Consolidated Tangible Net Worth.

(g)                                 Unsold Units. Permit the number of Unsold Units existing as of the end of any fiscal quarter to exceed 25% of the number of Unit Closings within the four fiscal quarters ending on the last day of such fiscal quarter.

(h)                                 Model Units. Permit the number of Model Units existing as of the end of any fiscal quarter to exceed 10% of the number of Unit Closings within the four fiscal quarters ending on the last day of such fiscal quarter.

7.12                        Fiscal Year and Accounting Methods. Change its fiscal year or its method of accounting (other than immaterial changes in methods or as required by GAAP or to conform an Acquired Business to the Borrower’s practices).

7.13                        Amendment and Waivers of Senior Notes. Change or permit any Restricted Subsidiary to change or amend or accept any waiver or consent with respect to, any document, instrument or agreement relating to the Senior Notes or the Senior Note Indenture that would result in (a) an increase in the principal, interest, overdue interest, fees or other amounts payable under the Senior Notes (other than customary market consent fees), (b) an acceleration in any date fixed for payment or prepayment of principal, interest, fees or other amounts payable under the Senior Notes (including, without limitation, as a result of any redemption), (c) a change in the definition of “Change of Control” or “Change in Control” or similar event or circumstance, however defined or designated, as provided in the Senior Notes or the Senior Note Indenture which would result in such definition being more restrictive than such definition in this Agreement, (d) a change in any covenant, term or provision in the Senior Notes or the Senior Note Indenture which would result in such term or provision being more restrictive than the terms of this Agreement and the other Loan Documents or (e) a change in any term or provision of the Senior Notes or the Senior Note Indenture that could reasonably be expected to have, in any material respect, an adverse effect in the interest of the Lenders.

7.14                        Sale and Leaseback. Enter into any Sale and Leaseback Transaction (directly or indirectly) with any person other than among the Borrower and any Subsidiary Guarantor (to the extent such transaction is otherwise permitted hereunder), except for the sale and leaseback of Model Units.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default. Any of the following shall constitute an Event of Default:

(a)                                  Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within the earlier of (x) one Business Day after notice and (y) three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05 (with respect to the existence of the Borrower or its Restricted Subsidiaries), 6.10 or Article VII; or

(c)                                  Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)                                 Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default. (i) The Borrower or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000 and such failure continues after the expiration of any applicable grace period, or (B) fails to observe or perform any other agreement or condition (after the expiration of any applicable grace period and after notice from the holders thereof, if required) relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater $10,000,000; or

(f)                                    Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                 Inability to Pay Debts; Attachment. (i) The Borrower or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)                                 Judgments. There is entered against the Borrower or any Restricted Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $7,500,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $7,500,000; or

(j)                                     Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)                                  Change of Control. There occurs any Change of Control with respect to the Borrower.

8.02                        Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may in its discretion, or shall, at the request of, the Required Lenders (or any Non-Consenting Lender that is not paid all amounts due and owing to such Non-Consenting Lender on the date and as further provided in the third sentence of Section 2.14(b)), take any or all of the following actions:

(a)                                  declare the commitment of each Lender to make Loans and/or any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and/or obligations shall be terminated, as applicable;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan

Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                                 exercise on behalf of itself, the Lenders, and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or any Guarantor under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03                        Application of Funds. After the occurrence of an Event of Default, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such (other than the annual administrative fee of the Administrative Agent);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest, amounts owing under any Swap Contracts and the annual administrative fee of the Administrative Agent) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the Administrative Agent, its annual administrative fee;

Seventh, to payment of that portion of the Obligations constituting all amounts owed under any Swap Contract included in the Obligations (at the Swap Termination Value), ratable among the Lenders in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to any remaining outstanding and unpaid Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Eighth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01                        Appointment and Authorization of Administrative Agent.

(a)                                  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                                 Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

9.02                        Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03                        Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

9.04                        Reliance by Administrative Agent.

(a)                                  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or (i) such greater number of Lenders as may be expressly required hereby in any instance or (ii) any Non-Consenting Lender that is not paid all amounts due and owing to such Non-Consenting Lender on the date and as further provided in the third sentence of Section 2.14(b)) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)                                 For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

9.05                        Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

9.06                        Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

9.07                        Indemnification of Administrative Agent. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE LENDERS SHALL SEVERALLY INDEMNIFY UPON DEMAND EACH AGENT-RELATED PERSON (TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF ANY LOAN PARTY

AND WITHOUT LIMITING THE OBLIGATION OF ANY LOAN PARTY TO DO SO), PRO RATA IN ACCORDANCE WITH ITS SPECIFIED PRO RATA SHARE, AND HOLD HARMLESS EACH AGENT-RELATED PERSON FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES INCURRED BY IT; (WHETHER OR NOT ARISING OUT OF THE NEGLIGENCE OF SUCH AGENT-RELATED PERSON) PROVIDED, HOWEVER, THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT TO ANY AGENT-RELATED PERSON OF ANY PORTION OF SUCH INDEMNIFIED LIABILITIES TO THE EXTENT DETERMINED IN A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH AGENT-RELATED PERSON’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT NO ACTION TAKEN IN ACCORDANCE WITH THE DIRECTIONS OF THE REQUIRED LENDERS SHALL BE DEEMED TO CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT FOR PURPOSES OF THIS SECTION. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER SHALL REIMBURSE THE ADMINISTRATIVE AGENT UPON DEMAND FOR ITS RATABLE SHARE OF ANY COSTS OR OUT-OF-POCKET EXPENSES (INCLUDING ATTORNEY COSTS) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY DOCUMENT CONTEMPLATED BY OR REFERRED TO HEREIN, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH EXPENSES BY OR ON BEHALF OF THE BORROWER. THE UNDERTAKING IN THIS SECTION SHALL SURVIVE TERMINATION OF THE AGGREGATE COMMITMENTS, THE PAYMENT OF ALL OTHER OBLIGATIONS AND THE RESIGNATION OF THE ADMINISTRATIVE AGENT.

9.08                        Administrative Agent in its Individual Capacity. Guaranty Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Guaranty Bank were not the Administrative Agent or a L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Guaranty Bank or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Guaranty Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or a L/C Issuer, and the terms “Lender” and “Lenders” include Guaranty Bank in its individual capacity.

9.09                        Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and may be removed at any time with or without cause by the Required Lenders; provided that any such removal or resignation by Guaranty Bank shall also constitute its removal and resignation as a L/C Issuer and Swing Line Lender. If the Administrative Agent is removed or resigns under this Agreement, the Required

Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent (a) shall be a commercial bank or federal savings bank organized under the laws of the United States of America or of any State thereof and (b) shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the removal or resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and Swing Line Lender and the respective terms “Administrative Agent” and “Swing Line Lender” shall mean such successor administrative agent and swing line lender, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Administrative Agent or Swing Line Lender or any other Lender. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation or removal by the Required Lenders, the retiring Administrative Agent’s resignation or removal shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

9.10                        Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11        Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.

9.12        Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-documentation agent,” “managing agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “joint lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.13        Related Obligations. If and to the extent this Agreement applies, the benefit of the Loan Documents and of the provisions of this Agreement and the Guaranty shall extend to and be available in respect of any obligation arising under any Swap Contract that is otherwise owed to any Lender or any Affiliate of a Lender (collectively, “Related Obligations”) solely on the condition and understanding, as among the Administrative Agent and the Lenders, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, the Guaranty on behalf and as agent for the holders of the Related Obligations, but the Administrative Agent is otherwise acting solely as agent for the Lenders and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations; (b) all matters, acts and omissions relating in any manner to the Guaranty shall be governed solely by the provisions of this Agreement and the Guaranty and no separate Lien, right, power or remedy shall arise or exist in favor of any Guarantied Party (as defined in the Guaranty) under any separate instrument or agreement or in respect of any Related Obligation; (c) each Guarantied Party shall be bound by all actions taken or omitted, in accordance with the terms of this Agreement and the Guaranty by the Administrative Agent and the Required Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitment and its own interest in the Loans, L/C Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Guarantied Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is otherwise affected or put in jeopardy thereby; (d) no holder of Related Obligations and no other Guarantied Party (except the Administrative Agent and the Lenders, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted under this Agreement or the other Loan Documents; and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right, except as expressly provided in Section 10.09. Notwithstanding any other provision in this Section 9.13, no third party shall obtain any rights or benefits pursuant to this Section 9.13 and no third party shall exercise any right of setoff, bankers’ lien or similar right pursuant to Section 10.09.

ARTICLE X.

MISCELLANEOUS

10.01      Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the

Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used herein) unless the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)           change Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)            change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)           release any Guarantor from the Guaranty without the written consent of each Lender; or

(h)           permit the Borrower to transfer or assign any of its Obligations hereunder without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by a L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02      Notices and Other Communications; Facsimile Copies.

(a)           General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, the Administrative Agent, a L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Reply Form or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent, the L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)           Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)           Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communication sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) except as provided in Section 6.02, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)           Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(e)           The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Agent-Related Persons have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

10.03      No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04      Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and Arranger for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

10.05      Indemnification by the Borrower. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE BORROWER SHALL INDEMNIFY AND HOLD HARMLESS EACH AGENT-RELATED PERSON, EACH LENDER AND THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, AGENTS AND ATTORNEYS-IN-FACT (COLLECTIVELY THE “INDEMNITEES”) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS (INCLUDING ATTORNEY COSTS) OF ANY KIND OR NATURE WHATSOEVER WHICH MAY AT ANY TIME BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE IN ANY WAY RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH (A) THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE OR ADMINISTRATION OF ANY LOAN DOCUMENT OR ANY OTHER AGREEMENT, LETTER OR INSTRUMENT DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, (B) ANY COMMITMENT, LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE L/C ISSUER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), OR (C) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY THE BORROWER, ANY SUBSIDIARY OR ANY OTHER LOAN PARTY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER, ANY

SUBSIDIARY OR ANY OTHER LOAN PARTY, IN EACH CASE WHICH ARISES BECAUSE OF ANY TRANSACTIONS UNDER OR IN CONNECTION WITH ANY LOAN DOCUMENT OR WHICH RELATES TO PROPERTY OBTAINED BY ANY LENDER PURSUANT TO OR AS A RESULT OF ANY LOAN DOCUMENT, OR (D) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY (INCLUDING ANY INVESTIGATION OF, PREPARATION FOR, SETTLEMENT OF, OR DEFENSE OF ANY PENDING OR THREATENED CLAIM, INVESTIGATION, LITIGATION OR PROCEEDING) AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO (ALL THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, UNLESS SUCH DAMAGES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. NO INDEMNITEE SHALL HAVE ANY LIABILITY FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). ALL AMOUNTS DUE UNDER THIS SECTION 10.05 SHALL BE PAYABLE WITHIN TEN BUSINESS DAYS AFTER DEMAND THEREFOR. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE RESIGNATION OF THE ADMINISTRATIVE AGENT, THE REPLACEMENT OF ANY LENDER, THE TERMINATION OF THE AGGREGATE COMMITMENTS AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS.

10.06      Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.07      Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans; (iii) any assignment of a Commitment must be approved by the Administrative Agent, each L/C Issuer and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that no such fee shall be required in connection with an assignment from Lender to an Affiliate of such Lender. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Any Lender may at any time, without the consent of, or notice to, the Borrower,  the Administrative Agent, or any other Person, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h)           Notwithstanding anything to the contrary contained herein, if at any time Guaranty Bank assigns all of its Commitment and Loans pursuant to subsection (b) above, Guaranty Bank may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Guaranty Bank as L/C Issuer or Swing Line Lender, as the case may be. If Guaranty Bank resigns as a L/C Issuer, it shall retain all the rights and obligations of a L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as a L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Guaranty Bank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

10.08      Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, partners, employees and agents, including accountants, legal counsel and other advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent  required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.09      Set-Off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits

(general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Highest Lawful Rate. If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Highest Lawful Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12      Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension other than pursuant to a notice in writing to the Administrative Agent from a Responsible Officer of the Borrower stating that a Default has occurred, and shall continue in full force and effect until all Loans and other Obligation hereunder are paid in full or any Letters of Credit are either cancelled or fully collateralized in accordance with Section 2.03(g).

10.14      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15      Tax Forms. (a)  (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii)           Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS

Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii)          The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a); provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv)          The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 10.15(a).

(b)           Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c)           If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

10.16      Replacement of Lenders. Under any circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitment (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04. The Borrower shall (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.05), (y) provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuer and the Swing Line Lender as each may reasonably require with respect to any continuing obligation to fund participation interests in any L/C Obligations or any Swing Line Loans then outstanding, and (z) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans.

10.17      Governing Law.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF TEXAS (DALLAS DIVISION), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.18      Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS

SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.19      ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.20      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger, and the Joint Lead Arranger, on the other hand, and the Borrower and each other Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arranger, and the Joint Lead Arranger is, and has been acting solely as, a principal and is not the financial advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, the Arranger, nor the Joint Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Arranger or the Joint Lead Arranger has advised or is currently advising the Borrower, any other Loan Party or any of their respective Affiliates on other matters) and neither the Administrative Agent, the Arranger nor the Joint Lead Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Arranger and the Joint Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arranger nor the Joint Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Arranger and the Joint Lead Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and the other Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Arranger and the Joint Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

10.21      USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

MERITAGE HOMES CORPORATION

By:	/s/ Richard T. Morgan
Richard T. Morgan
Vice President - Treasurer

GUARANTY BANK, as Administrative Agent

By:	/s/ Sam A. Meade
Sam A. Meade
Senior Vice President

GUARANTY BANK, as a Lender

By:	/s/ Sam A. Meade
Sam A. Meade
Senior Vice President

JPMORGAN CHASE BANK, N.A., as
Syndication Agent and as a Lender

By:	/s/ Kent A. Kaiser
	Name:	Kent A. Kaiser
	Title:	Senior Vice President

BANK OF AMERICA, N.A.,
as Co-Documentation Agent and as a Lender

By:	/s/ Eyal Namordi
	Name:	Eyal Namordi
	Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent and
as a Lender

By:	/s/ William Slangle
	Name:	William Slangle
	Title:	Vice President

U. S. BANK NATIONAL ASSOCIATION, as
Managing Agent and as a Lender

By:	/s/ Adrian Montero
	Name:	Adrian Montero
	Title:	Vice President

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Managing Agent and as a
Lender

By:	/s/ Rick Williams
	Name:	Rick Williams
	Title:	V.P.

CITICORP NORTH AMERICA, INC., as
Managing Agent and as a Lender

By:	/s/ Malav Kakad
	Name:	Malav Kakad
	Title:	Vice President

DEUTSCHE BANK TRUST COMPANY
AMERICAS, as Managing Agent and as a Lender

By:	/s/ Scottye Lindsey
	Name:	Scottye Lindsey
	Title:	Director

/s/ Evelyn Thierry
Name:	Evelyn Thierry
Title:	Vice President

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director Banking Products Services, US

By:	/s/ Richard L. Taurow
	Name:	Richard L. Taurow
	Title:	Director Banking Products Services, US

PNC BANK, NATIONAL ASSOCIATION, as
Co-Agent and as a Lender

By:	/s/ Douglas G. Paul
	Name:	Douglas G. Paul
	Title:	Senior Vice President

SUNTRUST BANK, as Co-Agent and as a Lender

By:	/s/ W. John Wendler
	Name:	W. John Wendler
	Title:	Senior Vice President

COMERICA BANK, as a Lender

By:	/s/ Casey L. Ostrander
	Name:	Casey L. Ostrander
	Title:	Vice President

COMPASS BANK, as a Lender

By:	/s/ Steven J. Heslep
	Name:	Steven J. Heslep
	Title:	Senior Vice President

AMSOUTH BANK, as a Lender

By:	/s/ Ronny Hudspeth
	Name:	Ronny Hudspeth
	Title:	Sr. Vice President

BANK OF OKLAHOMA, N.A., as a Lender

By:	/s/ Patricia A. Richards
	Name:	Patricia A. Richards
	Title:	Vice President

LASALLE BANK, N.A., as a Lender

By:	/s/ Nathaniel L. Dever
	Name:	Nathaniel L. Dever
	Title:	Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Daniel L. Silbert
	Name:	Daniel L. Silbert
	Title:	Vice President

NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Morgan A. Lyons
	Name:	Morgan A. Lyons
	Title:	Vice President

CALIFORNIA BANK & TRUST COMPANY, as a Lender

By:	/s/ Stephanie Lanz
	Name:	Stephanie Lanz
	Title:	Vice President

SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Guaranty Bank	$100,000,000	12.500000000%
JPMorgan Chase Bank, N.A., a national banking association	$80,000,000	10.000000000%
Wachovia Bank, National Association	$70,000,000	8.750000000%
Bank of America, N.A.	$60,000,000	7.500000000%
U. S. Bank National Association	$50,000,000	6.250000000%
Wells Fargo Bank, National Association	$50,000,000	6.250000000%
Citicorp North America, Inc.	$50,000,000	6.250000000%
Deutsche Bank Trust Company Americas	$50,000,000	6.250000000%
UBS Loan Finance, LLC	$50,000,000	6.250000000%
PNC Bank, National Association	$35,000,000	4.375000000%
SunTrust Bank	$35,000,000	4.375000000%
Comerica Bank	$25,000,000	3.125000000%
Compass Bank	$25,000,000	3.125000000%
AmSouth Bank	$25,000,000	3.125000000%
Bank of Oklahoma, N.A.	$25,000,000	3.125000000%
LaSalle Bank, N.A.	$25,000,000	3.125000000%
KeyBank, National Association	$20,000,000	2.500000000%
Northern Trust Company	$15,000,000	1.875000000%
California Bank & Trust Company	$10,000,000	1.250000000%
Total	$800,000,000.00	100.000000000%

SCHEDULE 2.03

EXISTING LETTERS OF CREDIT (as of 5/15/06)

LOC Number	Beneficiary	LOC Amount	Start Date	Mat/Can. Date
GUARANTY LOC’S
673-0875	Avery Ranch	$16,231.50	8/22/05	10/18/06

673-0997	Acacia Credit Fund 9-A LLC	687,933.00	10/20/05	11/16/06

673-1004	Lancelot Tropical or FNB, AZ	395,100.00	11/9/05	12/10/06

673-1005	Lancelot Tropical or FNB, AZ	395,100.00	11/9/05	10/10/06

673-1006	Lancelot Tropical or FNB, AZ	395,100.00	1/24/06	1/24/07

673-1007	Lancelot Tropical or FNB, AZ	230,568.00	1/24/06	2/25/07

673-1008	Lancelot Tropical or FNB, AZ	222,300.00	1/24/06	2/25/07

673-1032	Hearthstone Multi-Asset	155,900.00	12/16/05	1/13/07

673-1033	Hearthstone Multi-Asset Entity A	28,930.00	12/16/05	1/13/07

673-1038	Taro Properties Arizona I, LLC	238,340.00	12/21/05	1/13/07

673-1043	Tucson Electric Co.	5,587.00	1/6/05	2/10/07

673-1045	APEXCapital Fund 1, LLC	385,202.00	1/24/06	2/8/07

673-1046	APEXCapital Fund 1, LLC	341,500.00	1/24/06	2/8/07

673-1047A	LM Cliff’s Edge, LLC	4,857,000.00	3/13/06	3/29/07

673-1063	SCC-Canyon II, LLC	189,642.00	3/3/06	3/17/07

673-1079	SCC-Canyon II, LLC	1,780,290.00	3/3/06	3/15/07

673-1092	APEXCapital Fund 1, LLC	1,286,078.00	5/5/05	5/13/06

673-1094	SCC-Canyon II, LLC	710,151.00	4/21/06	5/14/07

673-1097	SCC-Canyon II, LLC	500,496.00	3/3/06	3/17/07

673-1098	Trico Electric Cooperative, Inc.	17,143.10	7/8/05	5/24/07

673-1108	INCA Capital Fund 29, LLC	184,729.00	12/27/05	1/13/07

673-1111	INCA Texas 25, LLP	500,610.00	11/29/05	12/17/06

673-1112	INCA Texas 25, LLP	678,000.00	1/24/06	2/25/07

673-1116	Town of Parker	65,000.00	5/27/05	7/6/06

673-1117	Colorado State Bank & Trust	317,970.21	12/21/05	12/1/06

673-1121	Liberty Mutual Insurance Co.	209,371.00	8/9/05	7/1/06

673-1122	Sears Paseo Del Rio, LLC	434,230.00	6/10/05	7/9/06

673-1148	Tucson Electric Power Co.	121,624.00	8/24/05	9/8/07

673-1156	Indivisa Corporation	408,000.00	9/21/05	9/21/06

673-1159	City of Austin	95,262.94	8/22/05	9/27/06

673-1167	PPLC/SH-2004, L.P.	428,200.00	10/27/05	10/15/06

673-1177	Randy Morine Heritage Prop.	552,100.00	2/14/06	2/15/07

673-1178	Acacia Credit Fund 9-A LLC	3,917,470.00	5/9/06	11/24/06

673-1194	Tucson Electric Power Co.	126,491.00	12/14/05	12/12/07

673-1215	Tucson Electric Power Co.	75,000.00	3/10/05	3/10/07

673-1223	Tucson Electric Power Co.	59,262.00	3/24/05	3/24/07

673-1227	Lancelot Summers, LLC	515,000.00	11/21/05	12/31/06

673-1229	Tucson Electric Power Co.	151,270.00	4/1/05	3/30/07

673-1230	Mood Development Corp.	1,100,000.00	4/5/06	4/5/07

673-1232	Strategic Capital Resources	525,162.00	12/30/05	12/30/06

673-1241	First American Title Insurance Co.	2,232,375.35	11/8/05	5/31/06

673-1248	Trico Electric Cooperative, Inc.	68,473.06	6/15/05	6/15/08

673-1254	Stonebridge Capital Cosima, LLC	4,688,695.00	6/30/05	3/30/07

673-1258	DMB White Tank, LLC	1,436,800.00	8/15/05	9/15/06

673-1259	DMB White Tank, LLC	1,442,103.00	8/15/05	9/15/06

673-1265	Hearthstone Multi-Asset Entity B	3,836,529.00	10/21/05	8/3/06

673-1266	Tucson Electric Power Co.	66,692.00	8/1/05	7/27/07

673-1267	Tucson Electric Power Co.	55,378.00	8/1/05	7/27/07

673-1281	Wachovia Bank, NA	3,451,424.00	1/11/06	1/11/07

673-1282	CH Estero Land Lmtd Ptnshp	2,811,186.78	1/24/06	8/26/06

673-1298	Tucson Electric Power Co.	78,774.00	9/19/05	9/12/07

673-1299	Sears Rancho Marana II, LLC	295,879.00	9/21/05	9/21/06

673-1303	City of Austin	83,753.87	10/5/05	10/5/06

673-1314	Sears Canoa Ranch Block 22/27, LLC	414,369.00	11/21/05	11/30/06

673-1323	Strategic Capital Resources	898,359.00	11/29/05	11/29/06

673-1324	Strategic Capital Resources	792,670.00	11/29/05	11/29/06

673-1328	Tucson Electric Power Co.	23,491.00	12/8/05	12/1/07

672-1329	Tex Development Corp	1,500,000.00	3/28/06	3/28/07

673-1337	Tucson Electric Power Co.	95,769.00	12/27/05	12/21/07

673-1338	Tucson Electric Power Co.	67,382.00	12/27/05	12/21/07

673-1347	Tucson Electric Power Co.	117,570.00	2/2/06	1/30/07

673-1350	Strategic Capital Resources	2,306,055.00	2/23/06	2/23/07

673-1354	Tucson Electric Power Co.	45,613.00	3/1/06	2/20/07

673-1371	Tucson Electric Power Co.	108,075.00	4/18/06	4/10/08

673-1372	Tucson Electric Power Co.	110,577.00	4/18/06	4/10/08

673-1375	Tucson Electric Power Co.	65,174.00	4/20/06	4/12/08

673-1376	Tucson Electric Power Co.	147,756.00	4/20/06	4/12/2008

		$50,544,266.81

LOC		Letter of Credit	LOC	Maturity
Number	Beneficiary	Amount	Start Date	Date
WF LOC’S
NZS521803	SCC Canyon II, LLC	$288,625.00	10/06/05	7/1/06

NZS553447	LO Land Assets, LP	5,310,000.00	09/15/05	9/16/06

NZS553439	LO Land Assets, LP	1,508,000.00	09/15/05	9/16/06

NZS555388	LO Land Assets, LP	4,169,000.00	10/14/05	10/14/06

NZS555795	GMAC Model Home Finance, Inc.	5,388,660.00	10/27/05	10/19/06

NZS555137 AUTO	Kaufman Capital Valley Vista LLC	3,425,647.00	02/13/06	10/7/06

NZS554668	SCC Canyon II, LLC	7,435,518.00	10/05/05	10/5/06

NZS560565	GMAC Model Home Finance, Inc.	4,202,564.00	02/02/06	12/22/06

NZS561178 AUTO	Kaufman Capital Sundance LLC	1,980,810.00	01/06/06	12/30/06

NZS564896	LO Land Assets, LP	1,417,000.00	02/17/06	2/21/07

NZS566000	LO Land Assets, LP	1,340,000.00	03/02/06	3/2/07

NZS566001	LO Land Assets, LP	1,198,000.00	03/02/06	3/2/07

NZS566572	LO Land Assets, LP	2,751,000.00	03/09/06	12/21/06

NZS566574	LM Enclave @ Westover	765,500.00	03/09/06	4/1/07

NZS562611	LO Land Assets, LP & Comerica	1,335,000.00	01/18/06	2/1/07

		$42,515,324.00

US BANK
SLCPPDX03001	U.S. Bank National Association	$336,415.00	6/30/2005	6/30/2006

SLCPPDX03083	U.S. Bank National Association	346,592.00	8/19/2005	8/19/2006

SLCPPDX03126	National Union Fire Ins. Co.(Multi)	3,000,000.00	9/30/2005	10/1/2006

		$3,683,007.00

WACHOVIA BANK
SM213731W	Seminole Cnty Bd of Cnty Comm.	$871,427.00	9/1/05	7/1/06

SM204602W	Lowndes, Drosdick, Doster, Kanotr	242,000.00	9/1/05	7/21/06

SM205274W	Lowndes, Drosdick, Doster, Kanotr	242,000.00	9/1/05	7/21/06

SM208078W	City of Cloud	72,278.00	9/1/05	5/15/06

SM215187W	City of Cloud	94,050.00	9/1/05	8/17/07

SM208535W	Lake County Manager	93,234.00	9/1/05	6/14/06

SM213730W	Seminole Cnty Bd of Cnty Comm.	211,259.00	9/1/05	7/1/06

SM218854W	County Manager, Lake County	878,925.30	3/15/06	3/15/07

SM219050W	Director of Development Svs.	1,473,308.53	3/27/06	2/28/07

SM218216W	City of St. Cloud	204,545.00	2/15/06	2/7/07

SM218261W	City of St. Cloud	60,500.00	2/8/06	2/7/08

SM219342W	Osceola County Bd of County Comm.	946,126.56	4/14/06	7/14/07

04.0D.06266	Orange County	101,417.00	3/24/05	7/15/05

		$5,491,070.39

JP MORGAN CHASE
TPTS-232640	SFT I, INC. (Auto Renewal)	$9,812,497.35	4/5/2006	1/27/2007

	TOTAL LOCS THRU CREDIT FACILITY	$112,046,165.55

SCHEDULE 5.05

SUPPLEMENT TO INTERIM FINANCIAL STATEMENTS

None, other than borrowings under the existing Credit Agreement, all of which are in the ordinary course of business.

SCHEDULE 5.05(e)

OFF-BALANCE SHEET LIABILITIES

None.

SCHEDULE 5.06

EXISTING LITIGATION

None.

SCHEDULE 5.13

SUBSIDIARIES AND OTHER EQUITY INVESTMENTS

The attached listing sets forth (a) a list of all Subsidiaries of Borrower, and (b) each entity investment in any corporation or other entity which is not a Subsidiary.

SUBSIDIARIES

Name of Entity	State of Incorporation/ Organization	Meritage Ownership	Other Jurisdictions Qualified to do Business
Meritage Homes of Arizona, Inc.	Arizona	Meritage Homes Corporation (100%)	N/A
Meritage Homes Construction, Inc.	Arizona	Meritage Homes Corporation (100%)	N/A
Meritage Paseo Crossing, LLC	Arizona	Meritage Homes of Arizona, Inc. (100%)	N/A
Meritage Paseo Construction, LLC	Arizona	Meritage Homes Construction, Inc. (100%)	N/A
MTH Golf, LLC	Arizona	Meritage Homes Construction, Inc. (100%)	N/A
MTH-Cavalier, LLC	Arizona	Meritage Homes Construction, Inc. (100%)	N/A
Meritage Homes of Texas GP, Inc.	Arizona	Meritage Homes Corporation (100%)	Texas
Meritage Homes of Texas LP Holding, Inc.	Arizona	Meritage Homes Corporation (100%)	N/A
Meritage Homes of Texas L.P.	Arizona	Meritage Homes of Texas GP, Inc. (1% GP) Meritage Homes of Texas LP Holding, Inc. (99% LP)	Texas
Meritage Homes Operating Company, L.P.	Texas	Meritage Holdings, L.L.C (1% GP) Meritage Homes of Texas L.P. (99% LP)	N/A
Meritage Holdings, L.L.C.	Texas	Meritage Homes of Texas L.P. (100%)	N/A
Hulen Park Venture, LLC	Texas	Meritage Homes of Texas L.P. (100%)	N/A
Meritage Homes of California, Inc.	California	Meritage Homes Corporation (100%)	N/A
California Urban Builders, Inc.	California	Meritage Homes of California, Inc. (100%)	N/A
California Urban Homes, LLC	California	Meritage Homes of California, Inc. (100%)	N/A
Meritage Homes of Nevada, Inc.	Arizona	Meritage Homes Corporation (100%)	Nevada
Meritage Homes of Colorado	Arizona	Meritage Homes Corporation (100%)	Colorado
Meritage Homes of Florida, Inc.	Arizona	Meritage Homes Corporation (100%)	Florida
Greater Homes, Inc.	Florida	Meritage Homes of Florida, Inc. (100%)	N/A

1

JOINT VENTURES

Name of Entity	State of Organization	Owner(s)/ Joint Venture Partner(s)
MTH Mortgage, LLC	Arizona	Meritage Homes of Arizona, Inc. (55%) imortgage.com, Inc. (45%)
DM Marana Land Investors, LLC	Arizona	Meritage Homes of Arizona, Inc. (30%) Trico Marana Investors, LLC (70%)
Maricopa Lakes, LLC	Arizona	Meritage Homes of Arizona, Inc. (50%) Hacienda Builders, Inc. (50%)
PR4E, LLC	Delaware	Meritage Homes of Arizona, Inc. (50%) GDC Partners L.L.C. (50%)
250 South LLC	Delaware	Meritage Homes of Arizona, Inc. (50%) KB Home Tucson Inc. (50%)
EP—The King, L.L.C.	Arizona	MTH-Cavalier, LLC (48.5%) Taro Properties Arizona I, L.L.C. (48.5%) Cavalier Properties, L.L.C. (3%)
MBC—Heartland, L.L.C.	Arizona	MTH-Cavalier, LLC (48.5%) BRCP Realty, LP (48.5%) Cavalier Properties, L.L.C. (3%)
Riata West, L.L.C.	Arizona	MTH-Cavalier, LLC (48.5%) Taro Properties Arizona I, L.L.C. (48.5%) Cavalier Properties, L.L.C. (3%)
Westwind Properties, L.L.C.	Arizona	MTH-Cavalier, LLC (48.5%) Taro Properties Arizona I, LLC (45.83%) Chamberlin Family Trust (2.67%) Cavalier Properties, L.L.C. (3%)
Surprise Grand Vista JV I, L.L.C.	Delaware	MTH-Cavalier, LLC (20%) Simon GV Investments, LLC (40%) Toll Brothers AZ Construction Company (40%)

2

Name of Entity	State of Organization	Owner(s)/ Joint Venture Partner(s)
MBS-Lakin, L.L.C.	Arizona	MTH-Cavalier, LLC (48.5%) BRCP Realty, L.P. I (48.5%) Sonterra Partners, L.L.C. (3%)
New Rodeo 288, Ltd.	Texas	Meritage Homes of Texas L.P. (33%) New RP, Inc. (1%) (GP) Camcorp Interests, Ltd. (33%) CFW Family Limited Partnership (33%)
MTH Lending Group, L.P.	Texas	Meritage Homes of Texas L.P. (65%) Market Street Partners, LLC (35%) (GP)
Land Tejas Development Legends Ranch, Ltd.	Texas	Meritage Homes of Texas L.P. (50%) Land Tejas Companies, L.L.C. (0.5%) (GP) L.T. Partnership, Ltd. (24.875%) Courtney P. Grover (24.875%)
MTH Funding, L.P.	Texas	Meritage Homes of Texas L.P. (75%) MTH Funding GP, Inc. (1%) (GP) Network Funding, L.P. (24%)
Keller 107, Ltd.	Texas	Meritage Homes of Texas L.P. (48%) Lumberman’s Investment Corporation (52%) (GP)
Cornerstone Mortgage Partners X, LP	Texas	Meritage Homes of Texas L.P. (65%) Cornerstone Mortgage Partners V, LLC (1%) (GP) Cornerstone Mortgage Company (34%)
Silverleaf—2005, LP	Texas

Meritage Homes of Texas L.P. (31.974%)
Palo Pinto Land Company (1%) (GP)
Arthur C. & Sherri W. Harrold (11.655%)
Randall B. Whilhite (2.485%)
McIntosh Revocable Trust (1.943%)
David W. Russell (1.943%)

Prestige Lending Services, Ltd.	Texas	Meritage Homes of Texas L.P. (65%) First Continental Mortgage, Ltd. (34%) ABC Lending Services, Inc. (1%) (GP)

3

Name of Entity	State of Organization	Owner(s)/ Joint Venture Partner(s)
WKMM, LLC	Texas	Meritage Homes Corporation (49.50%) Weekley Homes, L.P. (27%) Kimball Hill Homes Texas, Inc. (13%) MHI Partnership, Ltd. (10.5%)
MTH Title Company, L.C.	Texas	Meritage Homes Corporation (49%) Stewart Title Company (51%)
15th Street & Jefferson-Oakland, LLC	Delaware	California Urban Homes, LLC (45%) Ora Residential Investments I, L.P. (55%)
Hayward Funding, Ltd.	California	Meritage Homes of California, Inc. (50%) Hayward Capital, Inc. (50%) (GP)
Avalon GDCI Yorba Linda, LP	Delaware	Meritage Homes of California, Inc. (25%) (GP) Brykrist Development, Inc. (25%) (GP) GDC Investments 2, LP (50%)
Bridgeway Lakes Lot Development, LLC	California	Meritage Homes of California, Inc. (50%) Shea Homes Limited Partnership (50%)
Town Square Title MH, LLC	Florida	Meritage Homes of Florida, Inc. (49%) Town Square Title Company (51%)
MTH Title of Florida, LLC	Florida	Meritage Homes of Florida, Inc. (49%) Executive Title Services, Inc. (51%)

4

Name of Entity	State of Organization	Owner(s)/ Joint Venture Partner(s)
NMC Builders, LLC	California

Meritage Homes of California, Inc. (3.6%)
SC Ontario Development Corporation (11.70%)
SL Ontario Development Corporation (11.78%)
Stratham Corporation (2.04%)
Richland Communities, Inc. (31.65%)
Warm Springs Investments, Ltd. (3.06%)
Richland Roseville, Ltd. (1.25%)
Oakville Reserve Ltd. (3.22%)
Richland Ontario, LLC (2.52%)
Centex Homes (2.93%)
Armada Ontario Associates, LLC (2.32%)
Regent-Ontario, LLC (3.50%)
Brookfield Homes Southland, Inc. (7.32%)
Brookfield Ontario LLC (1.74%)
DH Ontario I, LLC (2.81%)
Standard Pacific Corp. (1.58%)
WCE/Genton Associates Ltd. Partnership (3.34%)
Hillcrest Homes, Inc. (2.57%)
Ontario Land Company, LLC (1.04%)

South Edge, LLC	Nevada

Meritage Homes of Nevada, Inc. (3.56%)
Focus South Group, LLC (16.90%)
Alameda Investments, LLC (8.14%)
Stanpark Const. Co., Inc. (2.89%)
Coleman-Toll Lim. Part. (10.52%)
Beazer Homes Hold. Corp. (2.58%)
KB HOME Nevada, Inc. (40.31%)
Kimball Hill Homes Nev. Inc. (8.71%)
Pardee Homes of Nevada (3.35%)
Ryland Homes (3.04%)

5

Name of Entity	State of Organization	Owner(s)/ Joint Venture Partner(s)
Kyle Acquisition Group, LLC	Nevada	Meritage Homes of Nevada, Inc. (4.09%) Focus Kyle Group (22.98%) Toll Brothers (15%) Lennar (13.19%) Pulte (12%) KB Home (10.24%) Kimball Hill (9.59%) Woodside (9.59%) Ryland (56.85%)
Fallbrook Partners, LLC	Colorado	Meritage Homes of Colorado, Inc. (50%) Beazer Homes Holdings Corp. (50%)
Greater Homes Funding, LLC	Florida	Greater Homes, Inc. (67%) Mortgage Direct Ventures, LLC (33%)
Moss Park Investments, LLC	Florida	Greater Homes, Inc. (50%) Lake Hart Partners II, Ltd. (50%)

6

SCHEDULE 7.01

EXISTING LIENS

Meritage has pledged its 50% membership interest in Maricopa Lakes, LLC to secure Maricopa Lakes’ obligations to the lender providing mezzanine financing for the project.  The amount of the Lien (app. $8.4 million at March 31, 2006) is included as Indebtedness in Section I.A.1.(e) of the March 31, 2006 Compliance Certificate.

SCHEDULE 7.02

EXISTING INVESTMENTS

The following lists Meritage’s existing Investments, including the amount of the Investment, as of March 31, 2006:

MTH Mortgage, LLC	$1,349
Maricopa Lakes, LLC	8,467
250 South LLC	1,042
DM Marana Land Investors, L.L.C.	2,657
PR4E, LLC	2,531
EP The King, L.L.C.	5,096
Riata West, L.L.C.	46
Westwind Properties, L.L.C.	351
MBC Heartland L.L.C.	49
MBS—Lakin L.L.C.	290
Surprise Grand Vista JV I, L.L.C.	15,188
MTH Title Co Company, L.L.C.	190
Land Tejas Development Legends Ranch, Ltd.	3,004
Prestige Lending Services, Ltd.	104
New Rodeo 228, Ltd.	4,695
Keller 107, Ltd.	1,147
Cornerstone Mortgage Partners X, L.P.	72
MTH Funding, L.P.	108
MTH Lending Group, L.P.	252
WKMM, L.L.C.	67
Bridgeway Lakes Lot Development, LLC	8,164
15th Street & Jefferson – Oakland, LLC	3,624
Hayward Funding, Ltd.	77
South Edge, LLC	8,144
Kyle Acquisition Group, LLC	7,298
Fallbrook Partners, LLC	4,799
Town Square Title MH, LLC	5
MTH Title of Florida, LLC	10
Greater Homes Funding, LLC	131
Avalon GDCI Yorba Linda, LP		*
Silverleaf – 2005, LP	13
NMC Builders, LLC		*
	$78,970

*      Immaterial or closed out

SCHEDULE 7.03

EXISTING INDEBTEDNESS

Although specifically permitted by Sections 7.03(b)-(g), Meritage discloses the following existing indebtedness:

LOANS PAYABLE AND OTHER BORROWINGS

Loans payable at April 30, 2006 consist of the following (in thousands):

$600 million unsecured revolving credit facility maturing May 2009 with extension provisions, with interest payable monthly approximating LIBOR (approximately 5.04% at April 30, 2006) plus 1.6% or Prime	$183,100	*

SENIOR NOTES

Senior notes at April 30, 2006 consist of the following (in thousands):

6.25% senior notes due 2015. At April 30, 2006, there was approximately $1.5 million in unamortized discount.	$348,454
7.0% senior notes due 2014. At April 30, 2006, there was approximately $0.1 million in unamortized premium.	130,071
9.75% senior notes due 2011. At April 30, 2006, there was approximately $0.1 million in unamortized premium.	1,255
Total senior notes	$479,780

*      To be paid upon closing of the First Amended and Restated Credit Agreement

[Continued on Next Page]

GUARANTEES

Meritage discloses the following guarantees and liens that are treated as Indebtedness under the Credit Facility (in thousands):

Pro rata guarantee (Meritage portion 3.56%) of South Edge, LLC’s $535 million Senior Secured Credit Facilities (acquisition and development), consisting of (i) a $110 million multi-draw term loan, (ii) a $175 million term loan, (iii) a $225 million term loan and (iv) a $25 million revolving credit facility; at March 31, 2006, the total outstanding balance under the facilities was approximately $431.1 million.	$15,347

Pro rata guarantee (Meritage portion 4.09%) of Kyle Acquisition Group, LLC’s $490 million secured Credit Agreement (acquisition and development), consisting of (i) a $125 million revolving credit facility, (ii) a $200 million term loan and (iii) a $165 million term loan; at March 31, 2006, the total outstanding balance under the facilities was approximately $378.9 million.	15,497

Pro rata guarantee (Meritage portion 33.33%) of New Rodeo 288 Ltd.’s $5.4 million secured loan (acquisition and development); at March 31, 2006, the total outstanding balance under the loan was approximately $2.5 million.	849

As disclosed on Schedule 7.01, Meritage has pledged its 50% membership interest in Maricopa Lakes, LLC to secure Maricopa Lakes’ obligations to the lender providing mezzanine financing for the project. The amount of the Lien at March 31, 2006 is approximately $8.4 million, which represents the value of Meritage’s interest in Maricopa Lakes, LLC.	8,399

Meritage also discloses that reflected in its consolidated financial statements is debt attributed to (i) its Model home lease program in the amount of $37.1 million at March 31, 2006, with interest in the form of lease payments and (ii) a joint venture which is consolidated pursuant to FIN 46 in the amount of $453,000.  These classifications are for GAAP purposes only and Meritage does not believe such amounts are considered “Indebtedness” as defined in the Amended and Restated Credit Agreement.

SCHEDULE 7.08

TRANSACTIONS WITH AFFILIATES

We have transacted business with related or affiliated companies and with certain officers and directors of the Company.  We believe that the terms and fees negotiated for all transactions listed below are no less favorable than those that could be negotiated in arm’s length transactions.

Since 1997, we have leased office space in Plano, Texas from Home Financial Services, a Texas partnership owned by John Landon, our co-chief executive officer, and his wife.  The lease expires in 2009 and currently provides for an annual rent in 2006 of $254,557 and an annual escalator of 5% thereafter.  Rents paid to the partnership were approximately $268,000, $255,000 and $242,000 in 2005, 2004 and 2003, respectively.  The office rent is included within general and administrative expenses on our consolidated statements of earnings.

We paid legal fees of approximately $1,643,000, $783,000 and $1,032,000 to law firms in 2005, 2004 and 2003, respectively, of which C. Timothy White was a partner.  Mr. White served on our board of directors until October 1, 2005, at which time he joined the Company as our General Counsel.  Of these fees, approximately $1,136,000, $722,000 and $892,000 were real estate project related and capitalized to real estate on our balance sheet in 2005, 2004 and 2003, respectively.  The remaining amounts are recorded within general and administrative expenses on our consolidated statements of earnings.

During 2004, we contracted with a landbanker to acquire property in the Tucson, Arizona area for $4.6 million.  Robert Sarver, one of our directors, has a 3.8% ownership interest in the entity that sold this property to the landbanker.  During 2005, we had purchases totaling approximately $1.2 million from the landbanker related to this property.  In addition, we made purchases of approximately $64,800 directly from the entity in which Mr. Sarver has the ownership interest.  We expect to complete the full acquisition of this property during fiscal 2007.

In connection with the Company’s acquisition of Hancock Homes in 2001, the Company assumed an existing advertising/sponsorship agreement with the National Basketball Association’s Phoenix Suns organization.  In 2004, one of our directors, Robert Sarver became the managing partner of the Phoenix Suns, and our Co-CEO’s, Steven Hilton and John Landon, became minority owners of the team.  In 2005 and 2004 we paid approximately $392,000 and $250,000, respectively, in advertising/sponsorship costs related to the agreement.  These amounts are recorded as general and administrative expenses on our consolidated statement of earnings.

EXHIBIT A

FORM OF REVOLVING LOAN NOTICE

Date:                        ,

To:          Guaranty Bank, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain First Amended and Restated Credit Agreement, dated as of May 16, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Meritage Homes Corporation (the “Borrower”), the Lenders from time to time party thereto, and Guaranty Bank, as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐ A Borrowing of Revolving Loans	☐ A conversion or continuation of Revolving Loans

1.     On      (a Business Day).

2.     In the amount of $       .

3.     Comprised of               .

[Type of Revolving Loan requested]

4.     For Eurodollar Rate Loans:  with an Interest Period of [14 days/        month(s)].

[The Revolving Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.]

MERITAGE HOMES CORPORATION

By:

Name:

Title:

1

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                        ,

To:          Guaranty Bank, as Swing Line Lender
Guaranty Bank, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain First Amended and Restated Credit Agreement, dated as of May 16, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Meritage Homes Corporation (the “Borrower”), the Lenders from time to time party thereto, and Guaranty Bank, as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.     On       (a Business Day).

2.     In the amount of $       .

The Swing Line Borrowing requested herein complies with the requirements of the first proviso to the first sentence of Section 2.04(a) of the Agreement.

MERITAGE HOMES CORPORATION

By:

Name:

Title:

1

EXHIBIT C

FORM OF REVOLVING LOAN NOTE

$

FOR VALUE RECEIVED, MERITAGE HOMES CORPORATION, a Maryland corporation (the “Borrower”), hereby promises to pay to the order of                                                        (the “Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of                                     Dollars ($                        ), or such lesser principal amount of Revolving Loans (as defined in such Credit Agreement) due and payable by the Borrower to the Lender on the Maturity Date under that certain First Amended and Restated Credit Agreement, dated as of May 16, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Guaranty Bank, as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Revolving Loan Notes referred to in the Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, intent to accelerate, acceleration, dishonor and non-payment of this Note.

1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

MERITAGE HOMES CORPORATION

By:

Name:

Title:

2

REVOLVING LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

3

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:

To:          Guaranty Bank, as Administrative Agent, L/C Issuer and Swing Line Lender

Ladies and Gentlemen:

Reference is made to that certain First Amended and Restated Credit Agreement, dated as of May 16, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Meritage Homes Corporation (the “Borrower”), the Lenders from time to time party thereto, and Guaranty Bank, as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                   of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following for fiscal year-end financial statements]

Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following for fiscal quarter-end financial statements]

1.             Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.             The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3.             A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

1

[select one:]

[to the best knowledge of the undersigned as of the date hereof no Default or Event of Default under the Agreement has occurred and its continuing.]

—or—

[the following is a list of each such Default or Event of Default and its nature and status:]

4.             The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                     ,                 .

MERITAGE HOMES CORPORATION

By:

Name:

Title:

2

For the Month/Quarter/Year ended                                     (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Leverage Ratio – For Determination of Applicable Rate.
	A.	Consolidated Indebtedness:
		1.	Indebtedness of the Loan Parties:
			(a)	Without duplication, all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments:	$
(b)

Without duplication, all direct or contingent obligations arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments:

$
			(c)	Without duplication, all net obligations under any Swap Contract:	$
(d)

Without duplication, all obligations to pay the deferred purchase price of property or services (except (i) Trade accounts payable that are not more 30 days past the date the invoice was approved and entered into the computer system by such Loan Party, (ii) accrued expenses incurred by such Person in the ordinary course of business, (iii) marketing fees payable to developers of master planned communities incurred by such Person in the ordinary course of business, (iv) reimbursement obligations for impact or development fee credits to be received by such Person incurred in the ordinary course of business, (v) deferred lot premium or profit participation obligations payable to developers of master planned communities incurred in the ordinary course of business and (vi) obligations to developers or owners of master planned communities in form of a performance encumbrance of such Person incurred in the ordinary course of business):

$
(e)

Without duplication, indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed or is limited in recourse:

$

3

			(f) Without duplication, obligations under Capital Leases:	$
			(g) Without duplication, obligations in respect of Redeemable Stock:	$
			(h) Without duplication, any Receivables Facility Attributed Indebtedness:	$
			(i) Without duplication, any “withdrawal liability” as such term is defined under Part I of Subtitle E of Title IV of ERISA:	$
			(j) Without duplication, all Guarantees in respect of any of the foregoing:	$
			(k) Indebtedness (Lines I.A.1(a) + (b) + (c) + (d) + (e) + (f) + (g) + (h) + (i) + (j)):	$
		2.	Indebtedness of one Loan Party to another Loan Party:	$
		3.	Consolidated Indebtedness (Line I.A.1(k) - Line I.A.2):	$
	B.	Consolidated Tangible Net Worth:
		1.	Shareholders’ Equity of the Loan Parties:	$
		2.	Intangible Assets of the Loan Parties:	$
		3.	Consolidated Tangible Net Worth: (Line I.B.1 - Line I.B.2):	$
	C.	Leverage Ratio:
		1.	Consolidated Indebtedness:	$
		2.	The face amount of all undrawn Performance Letters of Credit issued for the account of, or guaranteed by, the Loan Parties:	$
		3.	Total ((Lines I.C.1 - I.C.2) ÷ Line I.B.3):	to 1
II.	Section 7.02(j) – Limitation on other Investments.
	A.	Actual amount of Investments other than those permitted by subsections (a) through (i) of Section 7.02:		$
	B.	Maximum in aggregate amount at any one time outstanding (Line I.B.3. x 30%):		$
III.	Section 7.03 – Limitation on Indebtedness.
	A.	Aggregate amount of secured Indebtedness, provided that such Liens are on assets other than Borrowing Base Assets:		$
	B.	Maximum amount at any time outstanding (Line I.B.3. x 10%):		$
	C.	Aggregate amount of Indebtedness guarantied pursuant to Springing Guarantees:		$
	D.	Maximum amount permitted (50% of Line I.B.3):		$

4

IV.	Section 7.11(a) – Minimum Net Worth.
	A.	Actual Consolidated Tangible Net Worth (Line I.B.3):		$
	B.	Minimum Net Worth:
		1.	50% of Consolidated Net Income earned in each full fiscal quarter ending after December 31, 2005 (with no deduction for a net loss during any such period):	$
2.

50% of aggregate increases in Consolidated Tangible Net Worth of the Borrower and its Subsidiaries after December 31, 2005 by reason of the issuance and sale of Equity Interests or other equity interests of the Borrower or any Subsidiary (other than issuances to the Borrower or a wholly-owned Subsidiary), including any conversion of debt securities of the Borrower into such Equity Interests or other equity interests:

$
3.

An amount equal to the net worth of any Person that becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or substantially all of the assets of which are acquired by the Borrower or any Subsidiary, in each case after December 31, 2005:

$
		4.	Required Minimum Net Worth ($500,000,000 + Line IV.B.1. + 2. + 3.):	$
V.	Section 7.11(b) – Maximum Leverage Ratio.
	A.	Leverage Ratio (Line I.C.3.):		to 1
	B.	Maximum Leverage Ratio:		2.25 to 1
VI.	Section 7.11(c) — Minimum Interest Coverage Ratio.
	A.	Consolidated EBITDA for the period of four fiscal quarters ending on the date of date of determination (the “Subject Period”):
		1.	Consolidated Net Income of the Loan Parties for the Subject Period:	$
		2.	To the extent deducted from revenues in determining Consolidated Net Income, Consolidated Interest Expense for the Subject Period:	$
		3.	To the extent deducted from revenues in determining Consolidated Net Income, expense for income taxes paid or accrued for the Subject Period:	$
		4.	To the extent deducted from revenues in determining Consolidated Net Income, depreciation for the Subject Period:	$
		5.	To the extent deducted from revenues in determining Consolidated Net Income, amortization for the Subject Period:	$

5

6.

To the extent deducted from revenues in determining Consolidated Net Income, all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in the future) for the Subject Period:

$
7.

To the extent deducted from revenues in determining Consolidated Net Income, the amount of dividends accrued or payable by the Loan Parties in respect of Disqualified Equity Interests or any Preferred Stock of any Restricted Subsidiary (excluding any amount payable to any Loan Party), which amount shall be “grossed up” to include any applicable taxes on income that would be used to pay such dividends, provided, however, that interest, dividends or other payments or accruals of a consolidated Subsidiary that is not wholly owned shall be included only to the extent of the interest of such Person in such Subsidiary:

$
		8.	To the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business for the Subject Period:	$
		9.	Consolidated EBITDA (Lines VI.A.1. + 2. + 3. + 4. + 5. + 6. + 7. + 8.):	$
	B.	Consolidated Interest Incurred for the Subject Period:		$
	C.	Interest Coverage Ratio (Line VI.A.9. ÷ VI.B.):		to 1
	D.	Minimum Interest Coverage Ratio		2.00 to 1
VII.	Section 7.11(d) – Borrowing Base Debt.
	A.	Borrowing Base as of date of determination (from Borrowing Base Report):		$
	B.	Consolidated Indebtedness as of such date of determination (Line I.A.3):		$
	C.	Any portion of any Subordinated Debt of any Loan Party which is due and payable more than one year from such date of determination:		$
D.

Indebtedness secured by Liens on assets that are not part of any of the Borrowing Base Assets, but only to the extent that the Indebtedness secured by Liens on such assets (x) does not exceed the Net Book Value of such asset as determined by GAAP and (y) does not exceed in aggregate amount the amount set forth in Section 7.03(f):

$
	E.	The face amount of all undrawn Performance Letters of Credit, in each case issued for the account of, or guaranteed by the Borrower		$

6

or any of its Subsidiaries (other than Unrestricted Subsidiaries):
	F.	Cash and Cash Equivalents and Receivables of the Loan Parties not subject to any Lien securing Indebtedness in an aggregate amount in excess of $5,000,000:	$
	G.	Borrowing Base Debt (Lines VII.B. - C. - D. - E. - F.):	$
VIII.	Section 7.11(e) – Total Land Restrictions.
	A.	Net Book Value of Unentitled Land:	$
	B.	Net Book Value of Unimproved Entitled Land:	$
	C.	Net Book Value of Land/Lots Under Development:	$
	D.	Net Book Value of Finished Lots:	$
	E.	Actual (Lines VIII.A. + B. + C. + D.):	$
	F.	Maximum Total Land Restrictions (Line I.B.3 x 100%):	$
IX.	Section 7.11(f) – Raw Land Restrictions.
	A.	Net Book Value of Unentitled Land:	$
	B.	Net Book Value of Unimproved Entitled Land:	$
	C.	Actual (Lines IX.A. + B.):	$
	D.	Maximum Raw Land Restrictions (Line I.B.3 x 20%):	$
X.	Section 7.11(g) – Unsold Units.
	A.	Actual Number of Unsold Units existing as of the end of the fiscal quarter:	$
	B.	Number of Unit Closings within the four fiscal quarters ending on the last day of the fiscal quarter:	$
	C.	Maximum Unsold Units (Line X.B. x 25%):	$
XI.	Section 7.11(h) – Model Units.
	A.	Actual Number of Model Units existing as of the end of the fiscal quarter:	$
	B.	Number of Unit Closings within the four fiscal quarters ending on the last day of the fiscal quarter:	$
	C.	Maximum Model Units (Line XI.B. x 10%):	$

7

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit, Guarantees and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

Prior to the Effective Date (defined below) of this Assignment, the parties shall deliver to the Administrative Agent a processing and recordation fee of $3,500 in accordance with Section 10.07 of the Credit Agreement.

1.             Assignor:

2.             Assignee:                                                                           [and is an Affiliate/Approved Fund of [identify Lender](1)]

3.             Borrower(s):

(1)           Select as applicable

1

4.             Administrative Agent:                                             , as the administrative agent under the Credit Agreement

5.             Credit Agreement:                The First Amended and Restated Credit Agreement, dated as of May 16, 2006 among Meritage

Homes Corporation, the Lenders parties thereto, and Guaranty Bank, as Administrative Agent

6.             Assigned Interest:

Facility Assigned		Aggregate Amount of Commitment for all Lenders*		Amount of Commitment Assigned*		Percentage Assigned of Commitment(2)

	(3)	$		$	%
$		$	%
$		$	%

[7.            Trade Date:                                               ](4)

Effective Date:                                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

(2)           Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

(3)           Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Loan,”  “Swing Line Loan”, etc.).

(4)           To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](5) Accepted:

[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By:
Title:

[Consented to:](6)

By:
Title:

(5)           To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(6)           To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.          Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments

4

in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

5

EXHIBIT F

GUARANTY

GUARANTY (this “Guaranty”), dated as of May 16, 2006, made by each of the parties listed on the signature pages hereof (collectively, the “Guarantors”, and each, a “Guarantor”), in favor of the Guarantied Parties referred to below.

W I T N E S S E T H:

WHEREAS, Meritage Homes Corporation, a Maryland corporation (the “Borrower”), has entered into a First Amended and Restated Credit Agreement, dated as of May 16, 2006, among the Lenders party thereto, and Guaranty Bank, as the Administrative Agent, Swing Line Lender and L/C Issuer (hereinafter, the “Administrative Agent”) for the Lenders (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, and capitalized terms not defined herein but defined therein being used herein as therein defined); and

WHEREAS, the Borrower and each of the Guarantors are members of the same consolidated group of companies and are engaged in operations which require financing on a basis in which credit can be made available from time to time to the Borrower and the Guarantors, and the Guarantors will derive direct and indirect economic benefit from the Revolving Loans,  Swing Line Loans and Letters of Credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make Revolving Loans, Swing Line Loans and issue Letters of Credit under the Credit Agreement that the Guarantors shall have executed and delivered this Guaranty; and

WHEREAS, the Lenders, the Administrative Agent, any Affiliate of any Lender entering into a Swap Contract (provided that such Lender was a Lender at the time such Swap Contract was entered into) with the Borrower or any Affiliate of the Borrower (“Guarantied Swap Contract”) and the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document are herein referred to as the “Guarantied Parties”;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders to make Revolving Loans, Swing Line Loans and issue Letters of Credit the Guarantors hereby agree as follows:

SECTION 1. Guaranty. The Guarantors hereby jointly and severally unconditionally and irrevocably guarantee the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, of, and the performance of, (a) the Obligations, whether now or hereafter existing and whether for principal, interest, fees, expenses or otherwise, (b) any and all reasonable out-of-pocket expenses (including, without limitation, reasonable expenses and reasonable counsel fees and expenses of the Administrative Agent and the Lenders) incurred by any of the Guarantied Parties in enforcing any rights under this Guaranty and (c) all present and future amounts that would become due but for the operation of any provision of Debtor Relief Laws, and all present and future accrued and unpaid interest, including, without limitation, all post-petition interest if the Borrower or any Guarantor voluntarily or involuntarily becomes subject to any Debtor Relief Laws (the items set forth in clauses (a), (b) and (c) immediately above being herein referred to as the “Guarantied Obligations”). Upon failure of the Borrower to pay any of the Guarantied Obligations when due after the giving by the Administrative Agent and/or the Lenders of any notice and the expiration of any applicable cure period in each case provided for in the Credit Agreement, other Loan Documents or any Guarantied Swap Contract (whether at stated maturity, by acceleration or otherwise), the Guarantors hereby further jointly and severally agree to promptly pay the same after the Guarantors’ receipt of notice from the Administrative Agent of the Borrower’s failure to pay the same, without any other demand or notice whatsoever, including without limitation, any notice having been given to any Guarantor of either the acceptance by the Guarantied Parties of this Guaranty or the creation or incurrence of any of the Obligations. This Guaranty is an absolute guaranty of payment and performance of the Guarantied Obligations and not a guaranty of collection, meaning that it is not necessary for the Guarantied Parties, in order to enforce payment by the Guarantors, first or contemporaneously to accelerate payment of any of the Guarantied Obligations, to institute suit or exhaust any rights against any Loan Party, or to enforce any rights against any collateral. Notwithstanding anything herein, in any other Loan Document or any Guarantied Swap Contract  to the contrary, in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if, as a result of applicable law relating to fraudulent conveyance or fraudulent transfer, including Section 548 of Bankruptcy Code or any applicable provisions of comparable state law (collectively, “Fraudulent Transfer Laws”), the obligations of any Guarantor under this Section 1 would otherwise, after giving effect to (a) all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany Indebtedness to the Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder) and (b) to the value as assets of such Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights of subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to (i) applicable requirements of Law, (ii) Section 10 hereof or (iii) any other contractual obligations providing for an equitable allocation among such Guarantor and other Subsidiaries or Affiliates of the Borrower of obligations arising under this Guaranty or other guaranties of the Obligations by such parties, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Section 1, then the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 2. Guaranty Absolute. Each Guarantor guaranties that the Guarantied Obligations will be paid strictly in accordance with the terms of the Credit Agreement, the Notes, the other Loan Documents and each Guarantied Swap Contract, without set-off or counterclaim, and regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

(a)                                  any lack of validity or enforceability of any provision of any other Loan Document or any Guarantied Swap Contract or any other agreement or instrument relating to any Loan Document or any Guarantied Swap Contract, or avoidance or subordination of any of the Guarantied Obligations;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Guarantied Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, the Credit Agreement, the Notes, any of the other Loan Documents or any Guarantied Swap Contract;

(c)                                  any exchange, release or non-perfection of any Lien on any collateral for, or any release of any other Loan Party or amendment or waiver of any term of any other guaranty of, or any consent to departure from any requirement of any other guaranty of, all or any of the Guarantied Obligations;

(d)                                 the absence of any attempt to collect any of the Guarantied Obligations from the Borrower or from any other Loan Party or any other action to enforce the same or the election of any remedy by any of the Guarantied Parties;

(e)                                  any waiver, consent, extension, forbearance or granting of any indulgence by any of the Guarantied Parties with respect to any provision of any other Loan Document or any Guarantied Swap Contract;

(f)                                    the election by any of the Guarantied Parties in any proceeding under any Debtor Relief Law;

(g)                                 any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under any Debtor Relief Law; or

(h)                                 any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Borrower or any Guarantor other than payment or performance of the Obligations.

SECTION 3. Waiver.

(a)                                  Each Guarantor hereby (i) waives (A) promptness, diligence, notice of acceptance and any and all other notices, including, without limitation, notice of intent to accelerate and notice of acceleration, with respect to any of the Obligations or this Guaranty, (B) any requirement that any of the Guarantied Parties protect, secure, perfect or insure any security interest in or other Lien on any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral, (C) the filing of any claim with a court in the event of receivership or bankruptcy of the Borrower or any other Person, (D) except as otherwise provided herein, protest or notice with respect to nonpayment of all or any of the Guarantied Obligations, (E) the benefit of any statute of limitation, (F) all demands whatsoever (and any requirement that demand be made on the Borrower or any other Person as a condition precedent to such Guarantor’s obligations hereunder), (G) all rights by which any Guarantor might be entitled to require suit on an accrued right of action in respect of any of the Guarantied Obligations or require suit against the Borrower or any other Guarantor or Person, whether arising pursuant to Section 34.02 of the Texas Business and Commerce Code, as amended, Section 17.001 of the Texas Civil Practice and Remedies Code, as amended, Rule 31 of the Texas Rules of Civil Procedure, as amended, or otherwise, (H) any defense based upon an election of remedies by any Guarantied Party, or (I) notice of any events or circumstances set forth in clauses (a) through (h) of Section 2 hereof; and (ii) covenants and agrees that, except as otherwise agreed by the parties, this Guaranty will not be discharged except (i) by complete payment and performance of the Guarantied Obligations and any other obligations of such Guarantor contained herein or (ii) as to any Guarantor, upon the sale or other disposition of all of the Equity Interests of such Guarantor as permitted under the Credit Agreement.

(b)                                 If, in the exercise of any of its rights and remedies, any of the Guarantied Parties shall forfeit any of its rights or remedies, including, without limitation, its right to enter a deficiency judgment against the Borrower or any other Person, whether because of any Applicable Law pertaining to “election of remedies” or the like, each Guarantor hereby consents to such action by such Guarantied Party and waives any claim based upon such action. Any election of remedies which results in the denial or impairment of the right of such Guarantied Party to seek a deficiency judgment against the Borrower shall not impair the obligation of such Guarantor to pay the full amount of the Guarantied Obligations or any other obligation of such Guarantor contained herein.

(c)                                  In the event any of the Guarantied Parties shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law, under any of the Loan Documents or under any Guarantied Swap Contract, to the extent not prohibited by Applicable Law, such Guarantied Party may bid all or less than the amount of the Guarantied Obligations and the amount of such bid, if successful, need not be paid by such Guarantied Party but shall be credited against the Guarantied Obligations.

(d)                                 Each Guarantor agrees that notwithstanding the foregoing and without limiting the generality of the foregoing if, after the occurrence and during the continuance of an Event of Default, the Guarantied Parties are prevented by Applicable Law from exercising their respective rights to accelerate the maturity of the Guarantied Obligations, to collect interest on the Guarantied Obligations, or to enforce or exercise any other right or remedy with respect to the Guarantied Obligations, or the Administrative Agent is prevented from taking any action to realize on any collateral, such Guarantor agrees to pay to the Administrative Agent for the account of the Guarantied Parties, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Guarantied Parties.

(e)                                  Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and of each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations or any part thereof, that diligent inquiry would reveal. Each Guarantor hereby agrees that the Guarantied Parties shall have no duty to advise any Guarantor of information known to any of the Guarantied Parties regarding such condition or any such circumstance. In the event that any of the Guarantied Parties in its sole discretion undertakes at any time or from time to time to provide any such information to any Guarantor, such Guarantied Party shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which, pursuant to accepted or reasonable banking or commercial finance practices, such Guarantied Party wishes to maintain as confidential, or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

(f)                                    Each Guarantor consents and agrees that the Guarantied Parties shall be under no obligation to marshal any assets in favor of any Guarantor or otherwise in connection with obtaining payment of any or all of the Guarantied Obligations from any Person or source.

SECTION 4. Representations and Warranties. Each Guarantor hereby represents and warrants to the Guarantied Parties that the representations and warranties set forth in Article 5 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party are true and correct in all material respects in the manner specified in the Credit Agreement and the Guarantied Parties shall be entitled to rely on each of them as if they were fully set forth herein.

SECTION 5. Amendments, Etc. No amendment or waiver of any provision of this Guaranty nor consent to any departure by any Guarantor herefrom shall in any event be effective unless the same shall be in writing, approved by the Required Lenders (or by all the Lenders where the approval of each Lender is required under the Credit Agreement) and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 6. Addresses for Notices. All notices and other communications provided for hereunder shall be effectuated in the manner provided for in Section 10.02 of the Credit Agreement, provided that if a notice or communication hereunder is sent to a Guarantor, said notice shall be addressed to such Guarantor, in care of the Borrower.

SECTION 7. No Waiver; Remedies.

(a)                                  No failure on the part of any Guarantied Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law, any of the other Loan Documents or any Guarantied Swap Contract.

(b)                                 No waiver by the Guarantied Parties of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by any of the Guarantied Parties permitted hereunder shall in way affect or impair any of the rights of the Guarantied Parties or the obligations of any Guarantor under this Guaranty, under any of the other Loan Documents or any Guarantied Swap Contract, except as specifically set forth in any such waiver. Any determination by a court of competent jurisdiction of the amount of any principal and/or interest or other amount constituting any of the Guarantied Obligations shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made provided that the Borrower was so a party.

SECTION 8. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, each of the Guarantied Parties is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set-off and apply any and all deposits (general or special (except trust and escrow accounts), time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Guarantied Party to or for the credit or the account of each Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not such Guarantied Party shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured; provided, however, such Guarantied Party shall promptly notify such Guarantor and the Borrower after such set-off and the application made by such Guarantied Party. The rights of each Guarantied Party under this Section 8 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Guarantied Party may have.

SECTION 9. Continuing Guaranty; Transfer of Notes. This Guaranty is a continuing guaranty and shall remain in full force and effect until the Release Date, (ii) be binding upon each Guarantor, its permitted successors and assigns, and (iii) inure to the benefit of and be enforceable by the Guarantied Parties and their respective successors, permitted transferees, and permitted assigns. Without limiting the generality of the foregoing clause (iii), each of the Guarantied Parties may assign or otherwise transfer any Note held by it or the Guarantied Obligations owed to it to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Guarantied Party herein or otherwise with respect to such of the Notes and the Guarantied Obligations so transferred or assigned, subject, however, to compliance with the provisions of Section 10.07 of the Credit Agreement in respect of assignments. No Guarantor may assign any of its obligations under this Guaranty without first obtaining the written consent of the Lenders as set forth in the Credit Agreement.

SECTION 10. Reimbursement. To the extent that any Guarantor shall be required hereunder to pay a portion of the Guarantied Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor from the Loans and the Letters of Credit and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guarantied Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors at the date enforcement is sought hereunder, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worths of such other Guarantors at the date enforcement hereunder is sought. Notwithstanding anything to the contrary, each Guarantor agrees that the Guarantied Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing its guaranty herein or effecting the rights and remedies of the Guarantied Parties hereunder. This Section 10 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 10 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay to the Guarantied Parties the Guarantied Obligations as and when the same shall become due and payable in accordance with the terms hereof.

SECTION 11. Reinstatement. This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall, to the fullest extent permitted by Applicable Law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligees of the Obligations or such part thereof, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guarantied Obligations shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 12. GOVERNING LAW.

(a)                                  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT EACH PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)                                 The parties hereto agree that Chapter 346 (other than 346.004) of the Texas Finance Code (which regulates certain revolving credit accounts and revolving tri-party accounts) shall not apply to Loans under this Guaranty.

(c)                                  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR ANY GUARANTIED SWAP CONTRACT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY, TEXAS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS (DALLAS DIVISION), AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, THE GUARANTOR, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE GUARANTOR, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT, OTHER DOCUMENT RELATED THERETO OR ANY GUARANTIED SWAP CONTRACT, THE GUARANTOR, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

SECTION 13. WAIVER OF JURY TRIAL. EACH PARTY TO THIS GUARANTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR ANY GUARANTIED SWAP CONTRACT OR IN ANY WAY CONNECTED WITH OR

RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT OR ANY GUARANTIED SWAP CONTRACT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 14. Section Titles. The Section titles contained in this Guaranty are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Guaranty.

SECTION 15. Execution in Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Guaranty.

SECTION 16. Miscellaneous.

(a)                                  All references herein to the Borrower or to any Guarantor shall include their respective successors and assigns, including, without limitation, a receiver, trustee or debtor-in-possession of or for the Borrower or such Guarantor. All references to the singular shall be deemed to include the plural where the context so requires.

(b)                                 All payments made by any Guarantor hereunder shall be made to the Administrative Agent, for the account of the respective Guarantied Party to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds.

SECTION 17. Subrogation and Subordination.

(a)                                  Subrogation. Notwithstanding any reference to subrogation contained herein to the contrary, until the Release Date, each Guarantor hereby irrevocably waives any claim or other rights which it may have or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of any Lender against the Borrower or any collateral which any Lender now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statutes or common law, including without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Guarantied Obligations shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Lenders, and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section 17 is knowingly made in contemplation of such benefits.

(b)                                 Subordination. All debt and other liabilities of the Borrower to any Guarantor (“Borrower Debt”) are expressly subordinate and junior to the Guarantied Obligations and any instruments evidencing the Borrower Debt to the extent provided below.

(i)                                     Until the Release Date, each Guarantor agrees that it will not request, demand, accept, or receive (by set-off or other manner) any payment amount, credit or reduction of all or any part of the amounts owing under the Borrower Debt or any security therefor, except as specifically allowed pursuant to clause (ii) below;

(ii)                                  Notwithstanding the provisions of clause (i) above, the Borrower may pay to the Guarantors and the Guarantors may request, demand, accept and receive and retain from the Borrower payments, credits or reductions of all or any part of the amounts owing under the Borrower Debt or any security therefor on the Borrower Debt, provided that the Borrower’s right to pay and the Guarantors’ right to receive any such amount shall automatically and be immediately suspended and cease (A) upon the occurrence and during the continuance of a Default or (B) if, after taking into account the effect of such payment, a Default would occur and be continuing. The Guarantors’ right to receive amounts under this clause (ii) (including any amounts which theretofore may have been suspended) shall automatically be reinstated at such time as the Default which was the basis of such suspension has been cured or waived (provided that no subsequent Default has occurred) or such earlier date, if any, as the Administrative Agent gives notice to the Guarantors of reinstatement by the Required Lenders, in the Required Lenders’ sole discretion;

(iii)                               If any Guarantor receives any payment on the Borrower Debt in violation of this Guaranty, such Guarantor will hold such payment in trust for the Lenders and will immediately deliver such payment to the Administrative Agent; and

(iv)                              In the event of the commencement or joinder of any suit, action or proceeding of any type (judicial or otherwise) or proceeding under any Debtor Relief Law against the Borrower (an “Insolvency Proceeding”) and subject to court orders issued pursuant to the Bankruptcy Code, the Guarantied Obligations shall first be paid, discharged and performed in full before any payment or performance is made upon the Borrower Debt notwithstanding any other provisions which may be made in such Insolvency Proceeding. In the event of any Insolvency Proceeding, each Guarantor will at any time prior to the payment in full of the Obligations on the Maturity Date (A) file, at the request of any Guarantied Party, any claim, proof of claim or similar instrument necessary to enforce the Borrower’s obligation to pay the Borrower Debt, and (B) hold in trust for and pay to the Guarantied Parties any and all monies, obligations, property, stock dividends or other assets received in any such proceeding on account of the Borrower Debt in order that the Guarantied Parties may apply such monies or the cash proceeds of such other assets to the Obligations.

SECTION 18. Guarantor Insolvency. Should any Guarantor voluntarily seek, consent to, or acquiesce in the benefits of any Debtor Relief Law or become a party to or be made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant) that could suspend or otherwise adversely affect the rights of any Guarantied Party granted hereunder, then, the obligations of such Guarantor under this Guaranty shall be, as between such Guarantor and such Guarantied Party, a fully-matured, due, and payable obligation of such Guarantor to such Guarantied Party (without regard to whether the Borrower is then in default under the Credit Agreement or whether any part of the Guarantied Obligations is then due and owing by the Borrower to such Guarantied Party), payable in full by such Guarantor to such Guarantied Party upon demand, which shall be the estimated amount owing in respect of the contingent claim created hereunder.

SECTION 19. Rate Provision. It is not the intention of any Guarantied Party to make an agreement violative of the laws of any applicable jurisdiction relating to usury. Regardless of any provision in this Guaranty, no Guarantied Party shall ever be entitled to contract, charge, receive, collect or apply, as interest on the Guarantied Obligations, any amount in excess of the Highest Lawful Rate. In no event shall any Guarantor be obligated to pay any amount in excess of the Highest Lawful Rate. If from any circumstance the Administrative Agent or any Guarantied Party shall ever receive, collect or apply anything of value deemed excess interest under Applicable Law, an amount equal to such excess shall be applied to the reduction of the principal amount of outstanding Revolving Loans, Swing Line Loans, L/C Borrowings and any remainder shall be promptly refunded to the payor. In determining whether or not interest paid or payable with respect to the Guarantied Obligations, under any specified contingency, exceeds the Highest Lawful Rate, the Guarantors and the Guarantied Parties shall, to the maximum extent permitted by Applicable Law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such Obligations so that the interest paid on account of such Guarantied Obligations does not exceed the Highest Lawful Rate and/or (c) allocate interest between portions of such Guarantied Obligations; provided that if the Guarantied Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Highest Lawful Rate, the Guarantied Parties shall refund to the payor the amount of such excess or credit the amount of such excess against the total principal amount owing, and, in such event, no Guarantied Party shall be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the Highest Lawful Rate.

SECTION 20. Severability. Any provision of this Guaranty which is for any reason prohibited or found or held invalid or unenforceable by any court or governmental agency shall be ineffective to the extent of such prohibition or invalidity or unenforceability, without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 21. ENTIRE AGREEMENT. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES REGARDING THE SUBJECT MATTER HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS. OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE

PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 22. Conflicts. If in the event of a conflict between the terms and conditions of this Guaranty and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control.

SECTION 23. Taxes.

(a)                                  Except as provided below in this Section 23, any and all payments by each Guarantor to or for the account of the Administrative Agent or any Lender under this Guaranty, any other Loan Document or any Guarantied Swap Contract shall be made free and clear of and without deduction for any and all present or future income, stamp or other taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, now or thereafter imposed, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and any Lender, or its applicable lending office, or any branch or affiliate thereof, taxes imposed on or measured by its net income (including net income taxes imposed by means of a backup withholding tax) franchise taxes, branch taxes, taxes on doing business or taxes measured by or imposed upon the overall capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed:  (i) by the jurisdiction under the laws of which the Administrative Agent, or such Lender, applicable lending office, branch or affiliate is organized or is located, or in which the principal executive office of the Administrative Agent or any Lender is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any present or former connection between the jurisdiction imposing such tax and the Administrative Agent or such Lender, applicable lending office, branch or affiliate other than a connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligation under, or received payment under or enforced this Agreement (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Guarantor shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under this Guaranty, any other Loan Document or any Guarantied Swap Contract to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary to yield to the Administrative Agent and such Lender an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions, (iii) such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) promptly (but in no event later than 30 days) after the date of such payment, such Guarantor shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof; provided, however, that such Guarantor shall be entitled to deduct and withhold any Taxes and shall not be required to increase any such amounts payable to any Lender with respect to Taxes (i) that are directly attributable to such Lender’s failure to comply with the requirements of Section 10.15 of the Credit Agreement or (ii) that are U.S. withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to the Credit Agreement.

(b)                                 In addition, each Guarantor agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Guaranty, any other Loan Document, any  Guarantied Swap Contract or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Guaranty, any other Loan Document or any Guarantied Swap Contract (hereinafter referred to as “Other Taxes”).

(c)                                  If any Guarantor shall be required to pay any Taxes or Other Taxes from or in respect of any sum payable under this Guaranty, any other Loan Document or any Guarantied Swap Contract to the Administrative Agent or any Lender, such Guarantor shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, but without duplication in respect of such amounts payable hereunder, at the time interest on the Guarantied Obligations is paid, such additional amount that such Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)                                 Each Guarantor agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 23(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

(e)                                  Any Lender claiming any additional amounts payable pursuant to this Section 23 shall use its reasonable best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its lending office, if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be disadvantageous to such Lender.

(f)                                    Each Lender (and the Administrative Agent with respect to payments to the Administrative Agent for its own account) agrees that (i) it will take all reasonable actions by all usual means to maintain all exemptions, if any, available to it from United States withholding taxes (whether available by treaty, existing administrative waiver, by virtue of the location of any Lender’s lending office) and (ii) otherwise cooperate with the Borrower to minimize amounts payable by each Guarantor under this Section 23; provided, however, the Lenders and the Administrative Agent shall not be obligated by reason of this Section 23(f) to contest the payment of any Taxes or Other Taxes or to disclose any information regarding its tax affairs or tax computations or reorder its tax or other affairs or tax or other planning. Subject to the foregoing, to the extent any Guarantor pays sums pursuant to this Section 23 and any Lender or the Administrative Agent receives a refund of any or all of such sums, such refund shall be applied to reduce any amounts then due and owing under this Guaranty or, to the extent that no amounts are due and owing under this Guaranty at the time such refunds are received, the party receiving such refund shall promptly pay over all such refunded sums to such Guarantor, provided that no Default is in existence at such time.

(g)                                 The obligations of each Guarantor and each Lender or Participant under this Section 23 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder, under the other Loan Documents and under any Guarantied Swap Contract.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer on the date first above written.

[GUARANTOR]

By:
Name:
Title:

[GUARANTOR]

By:
Name:
Title:

EXHIBIT G

OPINION MATTERS

The matters contained in the following Sections of the Credit Agreement should be covered by the legal opinion:

•                                          Section 5.01(a), (b) and (c)

•                                          Section 5.02

•                                          Section 5.03

•                                          Section 5.04

•                                          Section 5.06

•                                          Section 5.14(b)

G-1

EXHIBIT H

FORM OF BORROWING BASE CERTIFICATE

Date:

To:                              Guaranty Bank, as Administrative Agent, L/C Issuer and Swing Line Lender

Ladies and Gentlemen:

Reference is made to that certain First Amended and Restated Credit Agreement, dated as of May 16, 2006 (as amended, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Meritage Homes Corporation (the “Borrower”), the Lenders from time to time party thereto, and Guaranty Bank, as Administrative Agent, L/C Issuer and Swing Line Lender.

This Borrowing Base Certificate is delivered pursuant to Section 6.02(c) of the Credit Agreement. All capitalized terms used herein and defined in the Credit Agreement shall be used herein as so defined.

I.                                         Borrowing Base [to be completed monthly]

Borrower hereby represents and warrants that the following Borrowing Base Report is true and correct in all respects as of                 ,           (the “Reporting Date”). The Borrowing Base is determined as follows:

1.	Net Book Value of Presold Units:		$

2.	Net Book Value of Eligible Model Units:		$

3.	Net Book Value of Unsold Units Under Constructions:		$

4.	Net Book Value of Completed Unsold Units Less Than 18 Months Since Completion:		$

5.	Net Book Value of Finished Lots:		$

6.	Net Book Value of Land/Lots Under Development:		$

7.	Net Book Value of Unimproved Entitled Land:		$

8.	Borrowing Base on Reporting Date ((90% x Line 1.) + (80% x Line 2.) + (80% x Line 3.) + (80% x Line 4.) + (70% x Line 5.) + (60% x Line 6.) + (50% x Line 7.)):		$

9.	Borrowing Base Debt
	A.	Consolidated Indebtedness as of Reporting Date (Line	$

I.A.3 of Compliance Certificate):

	B.	Any portion of any Subordinated Debt of any Loan Party which is due and payable more than one year from such date of determination:	$

C.

Indebtedness secured by Liens on assets that are not part of any of the Borrowing Base Assets, but only to the extent that the Indebtedness secured by Liens on such assets (i) does not exceed the Net Book Value of such asset as determined by GAAP and (ii) does not exceed in aggregate amount the amount set forth in Section 7.03(f):

$

	D.	The face amount of all undrawn Performance Letters of Credit, in each case issued for the account of, or guaranteed by the Borrower or any of its Subsidiaries (other than Unrestricted Subsidiaries):	$

	E.	Cash and Cash Equivalents of the Loan Parties not subject to any Lien securing Indebtedness in an aggregate amount in excess of $5,000,000:	$

	F.	Borrowing Base Debt (Lines 9.A. - B. - C. - D. - E.):	$

10.	Availability (Line 8 - Line 9.F.)		$

II.                                     Borrowing Base Certifications

Borrower hereby represents and warrants that as of the Reporting Date:

1.                                       No more than 50% of the Borrowing Base is comprised of the items set forth in lines 5, 6 and 7 above.

2.                                       No more than 25% of the Borrowing Base is comprised of the items set forth in lines 6 and 7 above.

3.                                       The aggregate amount of condominiums included in the Borrowing Base does not exceed 15% of the aggregate number of Units comprising the items set forth in lines 1, 2, 3 and 4 in the aggregate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                          ,         .

MERITAGE HOMES CORPORATION

By:
Name:
Title:

EXHIBIT I

FORM OF SWING LINE NOTE

$

FOR VALUE RECEIVED, MERITAGE HOMES CORPORATION, a Maryland corporation (the “Borrower”), hereby promises to pay to the order of GUARANTY BANK (“Swing Line Lender”), on the date when due in accordance with the Credit Agreement referred to below, the aggregate unpaid principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the Borrower under that certain First Amended and Restated Credit Agreement, dated as of May 16, 2006 (as amended, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Guaranty Bank, as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.

All payments of principal and interest shall be made to the Swing Line Lender in Dollars in immediately available funds at its Lending Office.

If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is the Swing Line Note referred to in the Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Swing Line Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by Swing Line Lender in the ordinary course of business. The Swing Line Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Swing Line Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, intent to accelerate, acceleration, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

MERITAGE HOMES CORPORATION

By:
Name:
Title:

SWING LINE LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By